Exhibit 10.22

COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT

between

ARQULE, INC.

and

DAIICHI SANKYO CO., LTD

November 7, 2008

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  OMITTED TEXT IS INDICATED BY AN “*”.

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6.	TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY; NON-SOLICITATION	49

6.1	Confidentiality	49
6.2	Publicity	50
6.3	Publications and Presentations	51
6.4	AKIP Platform Technology	52
6.5	Prohibition on Solicitation	52

7.	LICENSE GRANTS; EXCLUSIVITY	52

7.1	DS Option	52
7.2	Research Licenses	54
7.3	Development Licenses	54
7.4	Commercialization License	55
7.5	Right to Sublicense	56
7.6	No Other Rights	56
7.7	Exclusivity	56

8.	INTELLECTUAL PROPERTY RIGHTS	57

8.1	ARQULE Intellectual Property Rights	57
8.2	DS Intellectual Property Rights	57
8.3	Joint Technology and Joint Patent Rights	58
8.4	Patent Coordinators	58
8.5	Inventorship	58
8.6	Cooperation	58

9.	FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS	59

9.1	Patent Filing, Prosecution and Maintenance	59
9.2	Legal Actions	62
9.3	Trademark and Copyright Prosecution, Defense and Enforcement	66

10.	TERM AND TERMINATION	67

10.1	Term	67
10.2	Termination	67
10.3	Consequences of Termination of Agreement	68
10.4	Surviving Provisions	72

11.	REPRESENTATIONS AND WARRANTIES	73

11.1	Mutual Representations and Warranties	73
11.2	ARQULE’s Representations and Warranties	73

12.	INDEMNIFICATION	74

12.1	Indemnification of DS by ARQULE	74
12.2	Indemnification of ARQULE by DS	74
12.3	Conditions to Indemnification	75
12.4	Warranty Disclaimer	75
12.5	No Warranty of Success	75
12.6	Limited Liability	76

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13.	MISCELLANEOUS	76

13.1	Arbitration	76
13.2	Notices	78
13.3	Governing Law	79
13.4	Binding Effect	79
13.5	Headings	80
13.6	Counterparts	80
13.7	Amendment; Waiver	80
13.8	No Third Party Beneficiaries	80
13.9	Purposes and Scope	80
13.10	Assignment and Successors	80
13.11	Force Majeure	81
13.12	Interpretation	81
13.13	Integration; Severability	81
13.14	Further Assurances	81

List of Schedules

Schedule 1                                      Research Stages/Advancement Criteria

Schedule 2                                      DS Target List

Schedule 3                                      Milestone and Royalty Provisions to Be Negotiated pursuant to Section 5.4 and Included in License Agreements

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COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

This COLLABORATIVE RESEARCH DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into as of November 7, 2008, by and between ARQULE, Inc., a Delaware corporation with offices at 19 Presidential Way, Woburn, MA 01801-5140 (“ARQULE”), and Daiichi Sankyo Co., Ltd, a Japanese company organized under the laws of Japan with offices at 3-5-1 Nihonbashi Honcho, Chuo-ku, Tokyo 103-8426, Japan (“DS”).  Each of DS and ARQULE is sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, ARQULE has developed and controls certain proprietary technology and know-how used for the discovery and development of therapeutics that inhibit kinases; and

WHEREAS, DS has expertise in pharmaceutical research, development and commercialization; and

WHEREAS, the Parties desire to enter into a collaboration for the purposes of identifying kinase inhibitors for research, development and optimization and of developing and commercializing products containing or derived from such optimized kinase inhibitors.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1                                 “AAA” means the American Arbitration Association.

1.2                                 “Abandoned DS Target” means any DS Target with respect to which DS determines, in its sole discretion, to discontinue further research as part of the Research Program pursuant to Section 3.5.2(a).

1.3                                 “Advancement” or “Advance” means, with respect to a Collaboration Compound, the decision by the JRC to advance such Collaboration Compound from one Research Stage to the next succeeding Research Stage.

1.4                                 “Advancement Criteria” means the guideline criteria to be used by the JRC in order to Advance a Collaboration Compound through each Research Stage of the Research Program.  For purposes of clarity, the Advancement Criteria as of the Effective Date are set forth in Schedule 1 attached hereto, which Schedule 1 may be amended from time to time by the Parties.

1.5                                 “Adverse Event” means any untoward, undesired or unplanned medical occurrence in a human clinical trial subject or a patient, which occurrence has a temporal relationship to administration of a Licensed Product, whether or not considered related to the Licensed Product, including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of such Licensed Product.

1.6                                 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more affiliates, controls, or is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means (a) ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors of a corporation or equivalent governing body of an entity other than a corporation.

1.7                                 “AKIP Platform Technology” means both (a) the proprietary Technology Controlled by ARQULE and used for the identification and development of kinase inhibitors and (b) data and information relating to the structure and mechanism of inhibition of kinase inhibitors that are identified through the use of such proprietary Technology.

1.8                                 “Annual Net Sales” means, with respect to any Calendar Year, the aggregate amount of the Net Sales for such Calendar Year.

1.9                                 “Annual Research Plan” means, with respect to each DS Target, the written plan describing the research activities to be carried out by each Party for such DS Target during the Research Collaboration Period in conducting each Research Stage of the Research Program pursuant to this Agreement, which shall include the objectives of, and the allocation of resources (including the FTE Funding Commitment) with respect thereto, as such written plan may be amended, modified or updated, as further described in Section 3.2.

1.10                           “Applicable Laws” means Federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, that are in effect from time to time during the Term and apply to a particular activity hereunder.

1.11                           “ARQULE Background Technology” means any Technology that is used by ARQULE, or provided by ARQULE for use, in the Research Program that is (a) Controlled by ARQULE as of the Effective Date or (b) conceived or first reduced to practice by employees of, or consultants to, ARQULE after the Effective Date other than in the conduct of ARQULE Research Activities and without the use in any material respect of any DS Technology, DS Patent Rights or DS Materials.  For purposes of clarity, ARQULE Background Technology (a) shall include the AKIP Platform Technology, and (b) shall not include Collaboration Compounds, ARQULE Program Technology or ARQULE’s interest in Joint Technology.

1.12                           “ARQULE Decision” means a decision with respect to the following issues:  (a) the application by ARQULE of the AKIP Platform Technology against *; (b) whether * is to incur any *; (c) whether * is to incur any * in the performance of * and (d) the designation of any *.

1.13                           “ARQULE Materials” means any Proprietary Materials that are Controlled by ARQULE and used by ARQULE, or provided by ARQULE for use, in the Research Program and/or the Development Program.  For purposes of clarity, ARQULE Materials shall include all Compounds provided by ARQULE for use in the Research Program.

1.14                           “ARQULE Patent Rights” means any Patent Rights Controlled by ARQULE that contain one or more claims that cover ARQULE Technology.

1.15                           “ARQULE Program Technology” means (a) any Program Technology that is conceived or first reduced to practice by employees of, or consultants to, ARQULE, alone or jointly with any Third Party, without the use in any material respect of any DS Technology, DS Patent Rights, DS Materials or Joint Technology; (b) any Program Technology, regardless of whether conceived or first reduced to practice by employees of, or consultants to, ARQULE, DS, or both Parties, alone or jointly with any Third Party, that relates to, or constitutes, AKIP Platform Technology, and (c) all Collaboration Compounds.

1.16                           “ARQULE Research Activities” means all activities specified to be conducted by ARQULE in any Annual Research Plan (or amendment thereto) that are (a) approved by the JRC and (b) to the extent involving matters that are ARQULE Decisions, approved by ARQULE in accordance with Section 2.1.5.  For purposes of clarity, unless otherwise set forth in any Annual Research Plan, ARQULE Research Activities shall include (a) all Feasibility Assessment Activities and (b) all Assay Development and Hit Generation activities and Hit to Lead activities to be conducted as part of the Research Program.

1.17                           “ARQULE Technology” means, collectively, ARQULE Background Technology and ARQULE Program Technology.

1.18                           “Backup Compound” means, with respect to any Primary Development Compound, any other Collaboration Compound that is designated by DS at any time before the expiration of the DS Option Period for the DS Target of such Primary Development Compound, that (a) has the same DS Target as such Primary Development Compound, and (b) satisfies Minimum Requirement; provided, that, no Collaboration Compound shall, after becoming a Waived Compound or Terminated Compound, be designated by DS as a Backup Compound.

1.19                           “Blocked Target” means any Target listed on the Blocked Target List that may not be designated as a DS Target under this Agreement.  For purposes of clarity, a Target may only be designated by ARQULE as a Blocked Target if (a) *, (b) *

with respect to a license, collaboration or similar agreement relating to compounds against such Target, or (c) *.

1.20                           “Business Day” means any day on which banking institutions in Tokyo are open for business.

1.21                           “Calendar Quarter” means each successive period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1, as the case may be, and ending on March 31, June 30, September 30 or December 31, respectively; provided, that, the initial Calendar Quarter shall commence on the Effective Date and end on December 31, 2008 and the final Calendar Quarter shall end on the appropriate anniversary of the Effective Date.

1.22                           “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.23                           “Challenge” means any challenge to the validity or enforceability of any of the Licensed Patent Rights in the absence of a material breach of this Agreement, including without limitation by (a) filing a declaratory judgment action in which any of the Licensed Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art pursuant to 35 U.S.C. §301, filing a request for re-examination of any of the Licensed Patent Rights pursuant to 35 U.S.C. §302 and/or §311, or provoking an interference with an application for any of the Licensed Patent Rights pursuant to 35 U.S.C. §135; or (c) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against any of the Licensed Patent Rights in any country.

1.24                           “Clinical Trial” means, collectively, a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.

1.25                           “Co-Commercialize” or “Co-Commercialization Activities” means with respect to any Co-Commercialized Licensed Product, the joint Detailing of such Co-Commercialized

Licensed Product in the Co-Commercialization Territory using a coordinated sales force consisting of representatives of both Parties.

1.26                           “Co-Commercialization Option Period” means, with respect to each Licensed Product, the period commencing on the date of exercise by DS of the DS Option and the grant of the exclusive licenses with respect to such Licensed Product and continuing until the later of (a) * (*) days prior to the Initiation of the first Phase III Clinical Trial with respect to that Licensed Product, or (b) * (*) days after DS gives ARQULE a Phase III Notice pursuant to Section4.10.2(a)(i).

1.27                           “Co-Commercialization Territory” means the United States.

1.28                           “Collaboration” means the alliance of ARQULE and DS established pursuant to this Agreement for the purposes of identifying, researching and Developing Collaboration Compounds and Commercializing Licensed Products in the Field in the Territory.

1.29                           “Collaboration Compound” means any Compound that is identified or synthesized by either Party in the conduct of the Research Program.

1.30                           “Commercialization” or “Commercialize” means any and all activities directed to the commercialization of a Licensed Product under the Licensed Product Trademarks selected by DS after Commercialization Regulatory Approval has been obtained, including marketing, manufacturing for commercial sale, promoting, detailing, distributing, offering to sell and selling a Licensed Product, importing a Licensed Product for sale, conducting post-marketing human clinical studies and interacting with Regulatory Authorities regarding the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.31                           “Commercially Reasonable Efforts” means (a) with respect to activities of ARQULE in the Research Program and/or in the Commercialization of any Co-Commercialized Licensed Products, the efforts and resources comparable to those undertaken by ARQULE in pursuing the research, discovery or commercialization of proprietary materials and the development of product candidates, as applicable, that are not subject to the Collaboration and that are at an equivalent stage of development or commercialization and have similar market potential and are at a similar stage in their lifecycle; and (b) with respect to activities of DS in the Research Program, the Development of a particular Licensed Product or the Commercialization of a particular Licensed Product (including any Co-Commercialized Licensed Products), the efforts and resources comparable to those undertaken by DS in pursuing intellectual property protection and development of product candidates and commercialization of products, as applicable, that are not subject to the Collaboration and that are at an equivalent stage of development or commercialization and have similar market potential and are at a similar stage in their lifecycle.  For purposes of both (a) and (b) above, all relevant factors as measured by the facts and circumstances at the time such efforts are due shall be taken into account, including, as applicable and without limitation, mechanism of action; efficacy and safety; product profile; actual or anticipated Regulatory Authority approved labeling; and the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity; cost, time required for and likelihood of obtaining Commercialization Regulatory Approval; competitiveness of alternative products and market conditions; actual or projected profitability and availability of capacity to manufacture and supply for commercial sale).

1.32                           “Commercialization Regulatory Approval” means, with respect to any Licensed Product, the Regulatory Approval required by Applicable Laws to sell such Licensed Product for use in the Field in a country or region in the Territory.  “Commercialization Regulatory Approval” shall include, without limitation, the approval of any Drug Approval Application.  For purposes of clarity, “Commercialization Regulatory Approval” in the United States shall mean final approval of an NDA for the first Indication or sNDA for an additional Indication permitting marketing of the applicable Licensed Product in interstate commerce in the United States, “Commercialization Regulatory Approval” in the European Union shall mean marketing authorization for the applicable Licensed Product pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended and “Commercialization Regulatory Approval” in Japan shall mean final approval of an application submitted to the Ministry of Health, Labor and Welfare and the publication of a New Drug Approval Information Package permitting marketing of the applicable Licensed Product in Japan, as any of the foregoing may be amended from time to time.

1.33         “Committee” means, collectively, the JEC, the JRC, and the USCC.

1.34         “Compound” means any kinase inhibitor having a molecular weight less than *.

1.35         “Confidential Information” means (a) with respect to ARQULE, all tangible embodiments of ARQULE Technology, (b) with respect to DS, all tangible embodiments of DS Technology and (c) with respect to each Party, (i) all tangible embodiments of Joint Technology and (ii) all information, Technology and Proprietary Materials disclosed or provided by or on behalf of such Party (the “disclosing Party”) to the other Party (the “receiving Party”) or to any of the receiving Party’s employees, consultants, Affiliates or sublicensees (or Sublicensees, as the case may be); provided, that, none of the foregoing shall be Confidential Information if: (A) as of the date of disclosure, it is known to the receiving Party or its Affiliates as demonstrated by contemporaneous credible written documentation, other than by virtue of a prior confidential disclosure to such receiving Party; (B) as of the date of disclosure it is in the public domain, or it subsequently enters the public domain through no fault of the receiving Party; (C) it is obtained by the receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party; or (D) it is independently developed by or for the receiving Party without reference to or use of any Confidential Information of the disclosing Party as demonstrated by contemporaneous credible written documentation.  For purposes of clarity, unless excluded from Confidential Information pursuant to the proviso at the end of the preceding sentence, any scientific, technical or financial information of a Party that is disclosed at any meeting of any Committee or disclosed through an audit report shall constitute Confidential Information of the disclosing Party.  Subject to the rights of the Parties to make disclosures as set forth in Article 6, the terms of this Agreement shall constitute Confidential Information of each Party.

1.36         “Contract Year” means (a) the period beginning on the Effective Date and ending on the first anniversary of the last day of the calendar month in which the Effective Date falls and (b) each succeeding twelve (12) month period thereafter.

1.37         “Control” or “Controlled” means (a) with respect to Technology or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Technology or Patent Rights as provided herein without the payment of additional consideration to, and without violating the terms of any agreement or arrangement with, any Third Party and without violating any Applicable Laws and (b) with respect to Proprietary Materials, the possession by a Party of the right to supply such Proprietary Materials to the other Party as provided herein without the payment of additional consideration to, and without violating the terms of, any agreement or arrangement with any Third Party, and without violating any Applicable Laws.

1.38         “CTN” means the notification submitted to the Japanese Ministry of Health, Labor and Welfare prior to the Initiation of a clinical trial in Japan.

1.39         “Derived” means identified, obtained, developed, created, synthesized, generated, designed or resulting from, based upon, containing or incorporating; conjugated to or complexed with (whether directly or indirectly, or in whole or in part).

1.40         “Detail” means, with respect to a Co-Commercialized Licensed Product, an interactive, live, face-to-face contact of a representative within the Co-Commercialization Territory with a medical professional with prescribing authority or other individuals or entities that have a significant impact or influence on prescribing decisions, in an effort to increase physician prescribing preferences of such Co-Commercialized Licensed Product for its approved uses within the Co-Commercialization Territory.  When used as a verb, “Detailing” means performing Details.  When used as an adjective, “Detailing” means of or related to performing Details.

1.41         “Development” or “Develop” means, with respect to each Primary Development Compound and/or Backup Compound and Licensed Product (including without limitation any Co-Commercialized Licensed Product), all non-clinical and clinical activities performed in order to obtain Regulatory Approval of a Licensed Product (including without limitation any Co-Commercialized Licensed Product) in accordance with this Agreement up to and including the obtaining of Commercialization Regulatory Approval of such Licensed Product.  For purposes of clarity, these activities include, without limitation, in vivo animal efficacy testing, preclinical safety testing, test method development and stability testing, regulatory toxicology studies, formulation, process development, manufacturing, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, clinical trial design and operations, conducting Clinical Trials, preparing and filing Drug Approval Applications, and all regulatory affairs related to the foregoing.  When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.42         “Development Program” means the Development activities to be conducted during the Term with respect to each Primary Development Compound and/or Backup Compound and Licensed Product (including without limitation Co-Commercialized Licensed Products), with the objective of developing such Primary Development Compound and/or Backup Compound and Licensed Product.

1.43         “Drug Approval Application” means, with respect to a Licensed Product in a particular country or region, an application for Commercialization Regulatory Approval for such Licensed Product in such country or region, including without limitation: (a) an NDA or sNDA; (b) a counterpart of an NDA or sNDA in any country or region in the Territory (including, without limitation, a CTN); and (c) all supplements and amendments to any of the foregoing.

1.44         “DS Background Technology” means any Technology that is used by DS, or provided by DS for use, in the Research Program and/or Development Program that is (a) Controlled by DS as of the Effective Date or (b) conceived or first reduced to practice by employees of, or consultants to, DS after the Effective Date other than in the conduct of DS Research Activities or DS Development Activities and without the use in any material respect of any Collaboration Compounds, ARQULE Technology, ARQULE Patent Rights, or ARQULE Materials.  For purposes of clarity, DS Background Technology shall not include DS Program Technology or DS’s interest in Joint Technology.

1.45         “DS Decision” means *.

1.46         “DS Development Activities” means all Development activities (including without limitation all Development activities conducted with respect to Co-Commercialized Collaboration Compounds) specified to be conducted by DS.

1.47         “DS Materials” means any Proprietary Materials that are Controlled by DS and used by DS, or provided by DS for use, in the Research Program and/or the Development Program.

1.48         “DS Option Period” means, with respect to any Primary Development Compound and the related Backup Compounds, the period commencing on the date of designation by DS of a Primary Development Compound, and continuing until * (*) days following the date of receipt by the JRC of the Toxicology Studies Results with respect to such Primary Development Compound, or up to * (*) subsequently evaluated Backup Compounds provided that DS has designated such Backup Compounds prior to the start of the first Toxicology Study; provided that the DS Option Period shall end no later than * (*) months after the end of the Research Collaboration Period.

1.49         “DS Patent Rights” means any Patent Rights Controlled by DS that contain one or more claims that cover DS Technology.

1.50         “DS Program Technology” means any Program Technology that (a) is not ARQULE Program Technology or Joint Technology and (b) is conceived or first reduced to practice by employees of, or consultants to, DS, alone or jointly with any Third Party, without the use in any material respect of any ARQULE Technology, ARQULE Patent Rights, ARQULE Materials or Joint Technology.

1.51         “DS Research Activities” means all activities specified to be conducted by DS in any Annual Research Plan (or amendment thereto) that are approved by the JEC.

1.52         “DS Target” means each Target listed on the DS Target List, as amended from time to time in accordance with Section 3.5.2.

1.53         “DS Target List” means the list of Targets listed on Schedule 2 attached hereto and incorporated herein by reference.

1.54         “DS Technology” means, collectively, DS Background Technology and DS Program Technology.

1.55         “Effective Date” means the date first set forth above.

1.56         “European Union” or “EU” means the countries of the European Union, as the European Union is constituted as of the Effective Date and as it may be expanded from time to time.

1.57         “FDA” means the United States Food and Drug Administration or any successor agency or authority thereto.

1.58         “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.59         “Feasibility Assessment Activities” means the activities to be conducted by ARQULE with respect to Available Targets in order to identify those Available Targets that ARQULE reasonably believes would be amenable to the application of the AKIP Platform Technology.

1.60         “Field” means the prevention, treatment, cure and/or delay of the onset or progression of all human oncology Indications.

1.61         “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale, transfer or disposition for value or for an end user of such Licensed Product in such country.  For purposes of clarity, the use of any Licensed Product in clinical trials, pre-clinical studies or other research or development activities, or the disposal or transfer of Licensed Products for a bona fide charitable purpose or a commercially reasonable sampling program, shall not be deemed to be a sale, transfer or disposition for value or for an end user.

1.62         “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.63         “FTE” shall mean the efforts of one full-time employee (or equivalent part-time efforts of more than one employee) devoted to or in support of the ARQULE Research Activities.

1.64         “FTE Funding Commitment” means (a) with respect to the ARQULE Research Activities conducted in the first Contract Year during the Research Collaboration Period, the funding of * ARQULE FTEs at the FTE Rate; and (b) with respect to the ARQULE Research Activities conducted by ARQULE in any subsequent Contract Year during the Research Collaboration Period, the funding of that number of FTEs as shall be consistent with the Annual Research Plan for such subsequent Contract Year and agreed to by the Parties not later than * (*) days prior to the commencement of such Contract Year; provided, that, (i) DS shall have the right to reduce the FTE Funding Commitment in any subsequent Contract Year to the funding at the FTE Rate of a number of FTEs no fewer than * of FTE Funding Commitment that is applicable to the previous Contract Year, and (ii) ARQULE’s consent shall be required to increase the number of FTEs above the number in the previous year. In the event the Parties cannot agree on the number of FTE’s in any subsequent year, each Party shall give written notice to the JEC of the number of  FTEs it believes are needed to perform the ARQULE Research Activities in such Contract Year and the number of FTEs shall be decided in accordance with Section 2.1.5.  Until the number of FTEs is decided,  the FTE Funding Commitment for such Contract Year shall be the funding at the FTE Rate of a number of FTEs equal to one half of the number of FTEs funded in the previous year.

1.65         “FTE Rate” means with respect to the conduct by ARQULE of ARQULE Research Activities and Feasibility Assessment Activities, * Dollars (US $*) per year.  The FTE Rate includes all salary, employee benefits, materials and all other expenses including support staff and overhead for or associated with the scientists of a Party performing activities but does not include Third Party Costs.

1.66         “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.67         “IND” means: (a) an Investigational New Drug Application as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a Licensed Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a Licensed Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.68         “Indication” means any human indication, disease or condition which can be treated, prevented, cured or the onset or progression of which can be delayed.  For purposes of clarity, distinctions between human indications, diseases or conditions with respect to a Licensed Product shall be made by reference to the World Health Organization International Classification of Diseases, version 10 (as revised and updated, “ICD10”).

1.69         “Initiation” or “Initiate” means, with respect to a human clinical trial, the first date that a subject or patient is dosed in such clinical trial.

1.70         “Joint Executive Committee” or “JEC” means the committee composed of ARQULE and DS representatives established pursuant to Section 2.1.1.

1.71         “Joint Patent Rights” means Patent Rights that contain one or more claims that cover Joint Technology.

1.72         “Joint Research Committee” or “JRC” means the committee composed of ARQULE and DS representatives established pursuant to Section 2.2.

1.73         “Joint Technology” means any Program Technology that is (a) jointly conceived or reduced to practice by both (i) employees of, or consultants to, DS and (ii) employees of or consultants to ARQULE or (b) conceived or reduced to practice solely by employees of, or consultants to, a Party with the use in any material respect of any Technology, Patent Rights or Proprietary Materials of the other Party.  Notwithstanding anything in this Agreement to the contrary, any Program Technology that relates to the AKIP Platform Technology shall not be considered Joint Technology irrespective of which Party or Parties conceived or reduced to practice such Program Technology and shall be ARQULE Program Technology.

1.74         “Kinase Inhibition Assays” means the relevant assays used to determine the IC50 of a Collaboration Compound against a Target, which shall consist of enzymatic assays or biophysical methods and any other assays agreed by the JRC and set forth in the Annual Research Plan.

1.75         “Licensed Patent Rights” means any ARQULE Patent Rights and ARQULE’s interest in Joint Patent Rights that (a) contain one or more claims that cover any Collaboration Compound or Licensed Product, including its manufacture or its formulation or a method of its delivery or of its use, or (b) are necessary or useful for DS to exercise the licenses granted to it hereunder.

1.76         “Licensed Product” means any pharmaceutical or medicinal item, substance or formulation that contains, incorporates, comprises or is Derived from a Primary Development Compound for which DS has exercised the DS Option under Section 7.1.2 or any Backup Compound with respect to such Primary Development Compound ; provided, that, no Primary Development Compound or Backup Compound shall, after becoming a Waived Compound or Terminated Compound, be deemed to be a Licensed Product.

1.77         “Licensed Product Commercialization Plan” means, with respect to each Licensed Product (including without limitation any Co-Commercialized Licensed Product), the written plan for the Commercialization of such Licensed Product in the Territory, as such plan may be amended or updated.

1.78         “Licensed Product Trademark” means any trademark or trade name, whether or not registered, or any trademark application or renewal, extension or modification thereof, in the Territory, or any trade dress and packaging, in each case that are applied to or used with any Licensed Product by DS, together with all goodwill associated therewith and promotional materials relating thereto.

1.79         “Licensed Technology” means any ARQULE Technology and ARQULE’s interest in Joint Technology that (a) relates to any Collaboration Compound or Licensed Product, including its manufacture or its formulation or a method of its delivery or of its use; and (b) is necessary or useful for DS to exercise the licenses granted to it hereunder.

1.80         “Minimum Requirement” for a Collaboration Compound means (i) an IC50 less than *µM against a DS Target in the Kinase Inhibition Assays, (ii) an IC50 against such DS

Target that is less than *% of the IC50 against any other Target in the Target Specificity Panel in the Kinase Inhibition Assays, and (iii) satisfaction of the Advancement Criteria to Advance from Hit to Lead to Lead Optimization.

1.81         “NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to sell a Licensed Product in the United States.

1.82         “Net Sales” means such meaning to be defined in the amendment to this Agreement or separate agreement as set forth in Section 5.4.

1.83         “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing.

1.84         “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.85         “Phase I Clinical Trial” means a clinical trial conducted in healthy humans or patients, which clinical trial is designed to establish the safety, drug-drug interactions and/or pharmacokinetics of an investigational drug given its intended use, and to support continued testing of such drug in Phase II Clinical Trials.  Any clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a) shall be a Phase I Clinical Trial.

1.86         “Phase II Clinical Trial” means a clinical trial conducted in patients with a particular disease or condition, which clinical trial is designed to establish the safety, appropriate dosage and pharmacological activity of an investigational drug given its intended use, and to initially explore its efficacy for such disease or condition and to support continued testing of such drug in Phase III Clinical Trials.  Any clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b) shall be a Phase II Clinical Trial.

1.87         “Phase III Clinical Trial” means a pivotal clinical trial conducted in patients with a particular disease or condition, which clinical trial is designed to ascertain efficacy and safety of an investigational drug for its intended use and to define warnings, precautions and Adverse Events that are associated with the Licensed Product in the dosage range intended to be prescribed, with the purpose of preparing and submitting applications for Regulatory Approval or label expansion to the pertinent Regulatory Authority in any country.  Any clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c) shall be a Phase III Clinical Trial.

1.88         “Primary Detail Equivalent” means (i) if only a Licensed Product is Detailed, one Detail of such Licensed Product or (ii) if a Licensed Product is Detailed with another product, * percent (*%) of a Detail if the Licensed Product is Detailed in the first position and * percent (*%) of a Detail if the Licensed Product is Detailed in the second position or (iii) if a Licensed Product is Detailed other than in the first or second position, such percentage of a Detail as the Parties shall agree upon in the Co-Commercialization Agreement.

1.89         “Primary Development Compound” means any Collaboration Compound that the JRC determines has satisfied all applicable Advancement Criteria to Advance from Lead Optimization to Preclinical Studies and that DS has designated as a Primary Development Compound; provided, that, no Collaboration Compound shall, after becoming a Waived Compound or Terminated Compound, be designated by DS as a Primary Development Compound.

1.90         “Program Patent Rights” means any Patent Rights that contain one or more claims that cover Program Technology.

1.91         “Program Technology” means any Technology (including, without limitation, any new and useful process, method of manufacture or composition of matter) or Proprietary Materials that are conceived or first reduced to practice (actively or constructively) by either

Party in the conduct of the Research Program and/or the Development Program, including but not limited to a process for modifying, optimizing, using, formulating, delivering and/or stabilizing any Collaboration Compound or Licensed Product.

1.92                           “Proprietary Materials” means tangible chemical, biological or physical materials (a) that are furnished by or on behalf of one Party to the other Party in connection with this Agreement, whether or not specifically designated as proprietary by the Transferring Party or (b) that are otherwise conceived or reduced to practice in the conduct of the Research Program or the Development Program.

1.93                           “Quarterly FTE Payment” means the amount payable by DS to ARQULE for FTEs for all ARQULE Research Activities to be conducted during each Calendar Quarter of the Research Collaboration Period, which shall equal * percent (*%) of the FTE Funding Commitment set forth in the Annual Research Plan for the applicable Calendar Year, provided, that such amount shall be prorated for the first and last Calendar Quarter based on the number of days in such first or last Calendar Quarter divided by 365.

1.94                           “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, product and establishment license, registration or authorization of any Regulatory Authority required for the manufacture, use, storage, importation, exportation, distribution, transport or sale of a Licensed Product for use in the Field in such country or region.

1.95                           “Regulatory Authority” means the FDA in the United States, the EMEA in the EU, the Ministry of Health, Labor and Welfare in Japan, or any counterpart of any of the foregoing in any other jurisdiction, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a Licensed Product.

1.96                           “Regulatory Filings” means, collectively: (a) all INDs, establishment license applications, drug master files, applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C.

§ 355(b)(4)(B)), NDAs and BLAs and all other similar filings (including, without limitation, counterparts of any of the foregoing) in any country or region in the Territory; (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.97                           “Research Collaboration Period” means the period beginning on the Effective Date and ending on the * anniversary thereof, as such period may be extended by the mutual written agreement of the Parties; provided, that, (a) DS shall have the right to extend the Research Collaboration Period by * (*) * (*) * by providing written notice to ARQULE not less than * (*) * prior to the expiration of the then-applicable Research Collaboration Period and (b) if this Agreement is terminated prior to the end of the Research Collaboration Period, the effective date of such early termination shall become the last day of the Research Collaboration Period.

1.98                           “Research Program” means the research program to be conducted by the Parties during the Research Collaboration Period pursuant to the Annual Research Plans which shall involve the identification and preclinical development of Collaboration Compounds through all Research Stages.  For purposes of clarity, the Research Program does not include any Development activities performed in the course of the Development Program.

1.99                           “Research Stage” means each stage of the Research Program described more fully on Schedule 1 attached hereto and incorporated herein by reference.  For purposes of clarity, the Research Stages shall consist of (a) Assay Development and Hit Generation ; (b) Hit to Lead; (c) Lead Optimization and (d) Preclinical Studies.

1.100                     “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period beginning on the date of First Commercial Sale of a Licensed Product in a country and ending on the later to occur of (a) expiration of the last to expire Valid Claim of the Licensed Patent Rights or Joint Patent Rights in such country that covers such Licensed Product or its identification, manufacture, use, import, offer for sale or sale or (b) * (*) years from the date of the First Commercial Sale of such  Licensed Product in such country.

1.101                     “sNDA” means a Supplemental New Drug Application, as defined in the FDCA and applicable regulations promulgated thereunder.

1.102                     “Sublicensee” means any Third Party to which DS grants a sublicense under the licenses granted to it under Section 7.5.

1.103                     “Target” means a kinase.

1.104                     “Target Specificity Panel” means the list of Targets set forth in the most recent Annual Research Plan for the purpose of testing the specificity of Collaboration Compounds.

1.105                     “Technology” means, collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including without limitation: (a) methods of production or use of, and structural and functional information pertaining to, chemical compounds; and (b) compositions of matter, data, formulations, processes, techniques, know-how and results (including, without limitation, any negative results).

1.106                     “Terminated Compounds” means (a) all Collaboration Compounds upon any termination of this Agreement by ARQULE pursuant to Section 10.2.2, 10.2.3 or 10.2.4 or by DS pursuant to Section 10.2.1; (b) the relevant Collaboration Compounds binding to the DS Target for which DS’s license is terminated by ARQULE pursuant to Section 10.2.2 due to failure of DS to meet its diligence obligations, as provided in Section 4.7(b); and (c) the relevant Collaboration Compounds binding to any Abandoned DS Target.

1.107                     “Territory” means all countries and territories of the world.

1.108                     “Third Party” means a Person other than DS and ARQULE and their respective Affiliates.

1.109                     “Third Party Data Provider” means IMS Health and/or any other Third Party approved by the JEC that performs market analyses and provides sales data for the biotechnology or pharmaceutical industry.

1.110                     “Toxicology Study” means the GLP toxicology studies to be conducted as part of the Preclinical Studies with respect to a Primary Development Compound or a Backup Compound, as described in the Annual Research Plan.

1.111                     “Unanimous Decision” means any decision of the JEC that is not designated herein as an ARQULE Decision or a DS Decision.

1.112                     “United States” means the United States of America and its territories and possessions (including the District of Columbia, Puerto Rico and the U.S. Virgin Islands).

1.113                     “US Co-Commercialization Committee” or “USCC” means the committee composed of ARQULE and DS representatives established pursuant to Section 2.3.1.

1.114                     “Valid Claim” means any claim of a pending patent application or an issued unexpired patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

1.115                     “Waived Compound” means on a Target-by-Target basis, (a) any Collaboration Compound that does not satisfy Minimum Requirement, (b) any Collaboration Compound for which DS does not exercise the DS Option prior to the end of the DS Option Period for the DS Target of such Collaboration Compound, and (c) any Primary Development Compound, Backup Compound or Licensed Product the Development or Commercialization of which is abandoned or discontinued by DS.

Additional Definitions.  In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section

Abandoning Party	9.1.5(b)
Additional Indication	4.11
Additional Indication Notice	4.11

Agreement	Recitals
Alliance Manager	2.4
ARQULE	Recitals
ARQULE Indemnitees	12.2
ARQULE Program Patent Right	9.2.1(c)(ii)
Available Target	3.5.2(c)
Available Target Response	3.5.2(c)
Blocked Target List	3.5.2(b)
Claims	12.1
Collaboration Compound Notice	3.6
Co-Commercialization Agreement	4.10.2(a)(iii) (A)
Co-Commercialization Option	4.10.2(a)(ii)
Co-Commercialization Option Notice	4.10.2(a)(ii)
Co-Commercialization Plan	4.10.2(b)
Co-Commercialized Licensed Product	4.10.2(a)(ii)
Designated Senior Officers	2.1.5
Desired Target	3.5.2(c)
Desired Target Notice	3.5.2(c)
Dispute	13.1.1
Disputed Matter	2.1.5
DS	Recitals
DS Backup Compound Notice	7.1.2(b)
DS Indemnitees	12.1
DS Option	7.1.1
DS Option Exercise Notice	7.1.2(a)
Expert	13.1.2(a)
Filing Party	9.1.4
Gatekeeper	3.5.2(b)
Generic Licensed Product	Schedule 3
Hit	3.6
Indemnified Party	12.3
Indemnifying Party	12.3
Infringement	9.2.1(a)
Infringement Notice	9.2.1(a)
Initial DS Targets	3.5.1
License Agreement	7.1.2(a)
License Fee	5.2
Losses	12.1
Maintaining Party	9.1.5(b)
non-Appointing Party	2.6
Non-Filing Party	9.1.4
Party/Parties	Recitals
Patent Coordinator	8.4
Recipient Party	3.8
Term	10.1
Third Party Costs	5.3.2

Toxicology Studies Results	3.4.2
Transferring Party	3.8
Upfront Fee	5.1
Validated Target	3.5.2(d)
Validated Target Notice	3.5.2(d)

2.                                      ADMINISTRATION OF THE COLLABORATION

2.1                                 Joint Executive Committee.

2.1.1                                 Establishment.  Within fifteen (15) days of the Effective Date, ARQULE and DS shall establish the Joint Executive Committee.  Unless otherwise agreed by the Parties, the term of the JEC shall continue until the later of (a) termination of this Agreement or (b) termination of the last License Agreement to terminate.

2.1.2                                 Membership.  Upon establishment of the JEC, each Party shall designate in writing, in its sole discretion, one (1) person to be its initial member of the JEC, and upon the first exercise of a DS Option, two (2) additional persons or such other equal number of persons to be members of the JEC as the Parties agree to (who shall be members of its management).  Unless otherwise agreed by the Parties, each Party’s initial member shall be designated as co-chairs of the JEC  and upon appointment of the additional members, one of DS’s designees and one of ARQULE’s designees shall be designated as co-chairs of the JEC.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JEC, by giving written notice to the other Party.  Initial designees of the Parties to the JEC shall be designated by each Party by written notice to the other Party as soon as is reasonably practicable following the Effective Date.

2.1.3                                 Meetings.

(a)                                  Schedule of Meetings; Agenda.  The JEC shall establish a schedule of times for regular meetings, taking into account the planning needs of the Collaboration and its responsibilities.  In urgent cases, special meetings of the JEC may be convened by any member upon thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon ten (10) days) written notice to the other members; provided, that, (i) notice of any such special meeting may be waived at any time, either before or after such meeting, and such waiver shall be the equivalent to the giving of a valid notice hereunder, and (ii) attendance of any member at a special meeting shall constitute a valid waiver of notice from such member.  In no event shall the JEC meet less frequently than two (2) times in each Calendar Year.  Regular and special meetings of the JEC may be held in person or by teleconference or videoconference; provided, that, meetings held in person shall alternate between the respective offices of the Parties.  The co-chairs shall prepare and circulate to each JEC member an agenda for each JEC meeting not later than one (1) week prior to such meeting.

(b)                                 Quorum; Voting; Decisions.  At each JEC meeting after the appointment of the additional members, (i) the presence in person of at least two (2) members designated by each Party shall constitute a quorum and (ii) all members designated by each Party who are present shall have one collective vote on all matters before the JEC at such meeting.  All decisions of the JEC shall be made by unanimous vote.  Alternatively, the JEC may act by written consent signed by the co-chairs.  Whenever any action by the JEC is called for hereunder during a time period in which the JEC is not scheduled to meet, either co-chair shall cause the JEC to meet to take the action in the requested time period by calling a special meeting or the co-chairs shall act by written consent.  Representatives of each Party or of its Affiliates who are not members of the JEC may attend JEC meetings as non-voting observers with the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)                                  Minutes.  The JEC shall keep minutes of its meetings that record all decisions and all actions recommended or taken in reasonable detail.  Drafts of the minutes shall be prepared and circulated to the members of the JEC within a reasonable time after the meeting, not to exceed ten (10) business days.  The co-chairs shall have responsibility for the preparation and circulation of draft minutes.  Each member of the JEC shall have the opportunity to provide comments on the draft minutes.  The minutes shall be approved, disapproved and revised as necessary at the next JEC meeting or within thirty (30) days of the meeting whichever occurs first.  Upon approval, final minutes of each meeting shall be circulated to the members of the JEC by the co-chairs.

2.1.4                                 Responsibilities.  The JEC shall be responsible for overseeing the conduct and progress of the Research Program, the Development of Primary Development

Compounds and related Backup Compounds and the Commercialization of Licensed Products.  Without limiting the generality of the foregoing, the JEC shall have the following responsibilities:

(a)                                  approving each Annual Research Plan, including amendments thereto;

(b)                                 overseeing the JRC’s and USCC’s performance of its respective responsibilities;

(c)                                  reviewing and overseeing Development activities and serving as a forum for discussing Development of Primary Development Compounds, Backup Compounds and Licensed Products ;

(d)                                 reviewing and overseeing Commercialization of Licensed Products and serving as a forum for discussing the worldwide plan and strategy for Commercialization of Licensed Products;

(e)                                  resolving all JRC matters that are in dispute other than those relate to a DS Decision or ARQULE Decision; and

(f)                                    making such other decisions as may be delegated to the JEC pursuant to this Agreement or by mutual written agreement of the Parties after the Effective Date.

2.1.5                                 Dispute Resolution.  The JEC members shall use reasonable efforts to reach agreement on any and all matters.  In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by the JEC within * (*) days after the JEC first meets to consider such matter (each such matter, a “Disputed Matter”), then, (a) if the Disputed Matter involves a DS Decision, DS shall have the right to make the final decision on such Disputed Matter but shall only exercise such right in good faith after full consideration of the positions of both Parties; (b) if the Disputed Matter involves an ARQULE Decision, ARQULE shall have the right to make the final decision on such Disputed Matter but shall only exercise such right in good faith after full consideration of the positions of both Parties and (c) if the Disputed Matter involves a Unanimous Decision, (i) the co-chairs of the JEC shall refer such Disputed Matter to the CEO of ARQULE and the Head of R&D Division of DS (the “Designated Senior Officers”), who shall promptly initiate discussions in good faith to resolve such Disputed Matter and (ii) if such Disputed Matter is not resolved by the Designated Senior Officers within * (*) days after the date the Designated Senior Officers first met to consider such

Disputed Matter or * (*) days after the date the JEC first met to consider such Disputed Matter, whichever is later, the Disputed Matter shall be resolved in accordance with Section 13.1.

2.2                                 Joint Research Committee.

2.2.1                                 Establishment.  Within fifteen (15) days of the Effective Date, ARQULE and DS shall establish the Joint Research Committee.  Unless otherwise agreed by the Parties, the term for the JRC shall commence as of the Effective Date and continue until the later of (i) the last day of the Research Collaboration Period, or (ii) the expiration of the last DS Option Period.  The JRC shall have and perform the responsibilities set forth in Section 2.2.4.

2.2.2                                 Membership.  Upon establishment of the JRC, each Party shall designate in writing, in its sole discretion, three (3) or such other equal number of members as the Parties agree, to the JRC (which members shall be employees of such Party or its Affiliates).  Unless otherwise agreed by the Parties, one of DS’s designees and one of ARQULE’s designees shall be designated as the co-chairs of the JRC.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JRC, by giving written notice to the other Party.  Initial designees of the Parties to the JRC shall be designated by each Party by written notice to the other Party within fifteen (15) days following the Effective Date.

2.2.3                                 Meetings.

(a)                                  Schedule of Meetings; Agenda.  The JRC shall establish a schedule of times for regular meetings, in no event less frequently than once per Calendar Quarter and at such other times as the Parties agree during the Research Collaboration Period taking into account, without limitation, the planning needs of the Research Program and its responsibilities.  In urgent cases special meetings may be convened by any member upon thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon ten (10) days) written notice to the other members; provided, that, (i) notice of any such special meeting may be waived at any time, either before or after such meeting, and such waiver shall be the equivalent to the giving of a valid notice hereunder, and (ii) attendance of any member at a special meeting shall constitute a valid waiver of notice from such member.  Regular and special meetings of the JRC may be held in person or by teleconference or videoconference; provided, that, meetings held in person shall alternate between the respective offices of the Parties.  The co-chairs of the JRC shall prepare and circulate to each JRC member an agenda for each JRC meeting no later than one (1) week prior to such meeting.  Notwithstanding the foregoing, the JRC shall meet face-to-face at least twice per Calendar Year, one of which shall be held in the United States and one of which shall be held in Japan.

(b)                                 Quorum; Voting; Decisions.  At each JRC meeting, (i) the presence in person of at least two (2) members designated by each Party shall constitute a quorum and (ii) all members designated by each Party who are present shall have one collective vote on all matters before the JRC at such meeting.  All decisions of the JRC shall be made by unanimous vote.  Alternatively, the JRC may act by written consent signed by the co-chairs.  Whenever any action by the JRC is called for hereunder during a time period in which the JRC is not scheduled to meet, either co-chair shall cause the JRC to meet to take the action in the requested time period by calling a special meeting or the co-chairs shall act by written consent.  Representatives of each Party or of its Affiliates who are not members of the JRC (including, without limitation, the Patent Coordinators) may attend JRC meetings as non-voting observers without the consent of the other Party.

(c)                                  Minutes.  The JRC shall keep minutes of its meetings that record all decisions and all actions recommended or taken in reasonable detail.  Drafts of the minutes shall be prepared and circulated to the members of the JRC within a reasonable time after the meeting, not to exceed ten (10) business days.  The co-chairs of the JRC shall have responsibility for the preparation and circulation of draft minutes.  Each member of the JRC shall have the opportunity to provide comments on the draft minutes.  The minutes shall be approved, disapproved and revised as necessary at the next JRC meeting.  Upon approval, final minutes of each meeting shall be circulated to the members of the JRC by the co-chairs of the JRC.

2.2.4                                 Responsibilities.  The JRC shall be responsible for overseeing the conduct and progress of the Research Program.  Without limiting the generality of the foregoing, the JRC shall have the following responsibilities:

(a)                                  establishing the objectives of and the appropriate allocation of resources (including personnel) to the Research Program;

(b)                                 preparing or directing the preparation of and submitting all Annual Research Plans to the JEC for approval;

(c)                                  preparing or directing the preparation of and submitting amendments to Annual Research Plans to the JEC for approval;

(d)                                 monitoring the progress of each Annual Research Plan and of each Party’s activities under each Annual Research Plan;

(e)                                  providing a forum for consensual decision making with respect to the Research Program;

(f)                                    reviewing data, reports or other information submitted by either Party with respect to work conducted in the Research Program;

(g)                                 preparing for the JEC on at least a semi-annual basis a progress report for the Research Program in reasonable detail and providing to the JEC such additional information as it may request;

(h)                                 recommending amendments to the Advancement Criteria applicable to any Research Stage as it deems appropriate in furtherance of the objectives of the Research Program, as set forth in the applicable Annual Research Plan;

(i)                                     determining at the completion of each Research Stage whether or not to Advance any Collaboration Compounds based on the applicable Advancement Criteria;

(j)                                     determining whether each Collaboration Compound satisfies the Minimum Requirement;

(k)                                  providing a forum for the Parties to exchange and review scientific information and data relating to the Collaboration; and

(l)                                     making any other decisions as may be delegated to the JRC pursuant to this Agreement or by mutual written agreement of the Parties after the Effective Date and performing such activities as may be delegated to the JRC pursuant to this Agreement, or by mutual written agreement of the Parties after the Effective Date.

2.2.5                                 Dispute Resolution.  The JRC members shall use reasonable efforts to reach agreement on any and all matters.  In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by the JRC within * (*) days after the JRC first meets to consider such matter, the matter shall be referred to the JEC for resolution pursuant to Section 2.1.5.

2.3                                 US Co-Commercialization Committee.

2.3.1                                 Establishment.  As soon as practicable following the exercise by ARQULE of a Co-Commercialization Option with respect to a Co-Commercialized Licensed Product in accordance with Section 4.10.2(a)(ii), ARQULE and DS shall establish the US Co-Commercialization Committee which shall have and perform the responsibilities set forth in Section 2.3.4.

2.3.2                                 Membership.  ARQULE shall be entitled to designate one (1) representative to the USCC (who shall be an employee of ARQULE or its Affiliates).  Unless otherwise agreed by the Parties, one of DS’s designees shall be designated by DS as the chair.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the USCC by giving written notice to the other Party.  Initial designees of the Parties to the USCC shall be designated by each Party by written notice to the other Party as soon as reasonably practicable following the establishment of the USCC.

2.3.3                                 Meetings.

(a)                                  Schedule of Meetings; Agenda.  The USCC shall establish a schedule of times for meetings.  If formed, in no event shall the USCC meet less frequently than twice per Calendar Year.  Meetings of the USCC may be held in person or by teleconference or videoconference.  The chair of the USCC shall prepare and circulate to each USCC member an agenda for each USCC meeting not later than one (1) week prior to such meeting.

2.3.4                                 Responsibilities.  The primary role of the USCC shall be to provide a forum to review and monitor the progress of all Co-Commercialization Activities with respect to the Co-Commercialized Licensed Products in the Co-Commercialization Territory.

2.4                                 Alliance Management.  Within fifteen (15) days of the Effective Date, each Party shall appoint a person who shall oversee contact between the Parties for all matters related to the Collaboration between meetings of the Committees and shall have such other responsibilities as the Parties may mutually agree in writing after the Effective Date (each, an “Alliance Manager”).  Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

2.5                                 Interests of the Parties.  All decisions made and all actions taken by any Committee or the officers of the Parties pursuant to Section 2.1.5 shall be made or taken with due interest of both Parties considered in good faith.  This provision shall not be subject to arbitration or other dispute resolution under this Agreement.

2.6                                 Appointment Not an Obligation; No Breach.  The appointment of any members of a Committee and Alliance Managers is a right of each Party and not an obligation and shall not be a “deliverable” as defined in EITF Issue No. 00-21.  Each Party shall be free to determine not to appoint members to any Committee and not to appoint an Alliance Manager.  If a Party (the “non-Appointing Party”) does not appoint members of any Committee or an Alliance Manager, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and the other Party shall have the votes and the decision-making power of the non-Appointing Party unless and until such members are appointed by the non-Appointing Party.

3.                                      RESEARCH PROGRAM

3.1                                 Objectives of the Research Program.  The objectives of the Research Program shall be the identification and preclinical development of Collaboration Compounds that exhibit activity against DS Targets.

3.2                                 Annual Research Plans.  The Annual Research Plan for the first Contract Year has been agreed upon in writing by the Parties.  An Annual Research Plan for each subsequent Contract Year for each DS Target shall be prepared by or at the direction of the JRC, approved by the JEC no later than the end of the third quarter of the preceding Contract Year and attached as an exhibit to the minutes of the JEC meeting at which such JEC approval is obtained.  As soon as practicable after the designation of any additional DS Target the JRC shall prepare an update to the Annual Research Plan as provided in Section 3.5.2(d).  Each Annual Research Plan shall: (a) set forth (i) the research objectives and activities to be performed for each Research Stage of the Research Program for the Contract Year covered by the Annual Research Plan with reasonable specificity; (ii) the research plans and protocols to be employed to complete each such Research Stage, including without limitation a description of the types of assays (in silico, in vitro or in vivo) to be developed and used by the Parties; (iii) the Advancement Criteria that the JRC will utilize to evaluate the results of each Research Stage and to determine whether to Advance Collaboration Compounds to the next Research Stage; (iv) the Party that shall be responsible for performing the activities described for each Research Stage; (v) a timeline for such activities (including any Third Party Costs to be incurred for outsourced Research activities managed by ARQULE or DS); and (vi) with respect to ARQULE Research Activities, the applicable FTE Funding Commitment; and (b) shall be consistent with the other terms of this Agreement.  Subject to the FTE Funding Commitment, any Annual Research Plan may be amended from time to time by the JRC and approved by the JEC pursuant to Section 2.1.4.  Each amendment, modification and update to the Annual Research Plan shall be set forth in a written document prepared by, or at the direction of, the JEC, shall specifically state that it is an amendment, modification or update to the Annual Research Plan and shall be attached to the minutes of the meeting of the JEC at which such amendment, modification or update was approved.

3.3                                 Conduct of Research Program.

3.3.1                                 ARQULE Responsibilities.

(a)                                  ARQULE Research Activities.  During the Research Collaboration Period, ARQULE shall use Commercially Reasonable Efforts to conduct the ARQULE Research

Activities using the number of FTEs set forth in the Annual Research Plans.  For purposes of clarity, unless otherwise set forth in any Annual Research Plan, (i) ARQULE shall be solely responsible for the conduct of (x) all Feasibility Assessment Activities (y) all Assay Development and Hit Generation activities and (z) all Hit to Lead activities to be conducted as part of the Research Program; and (ii) subject to Section 3.3.1(b), ARQULE shall be jointly responsible, together with DS, for the conduct of all Lead Optimization activities and Preclinical Studies to be conducted as part of the Research Program.

(b)                                 Toxicology Studies.  Without limiting the generality of Section 3.3.1(a), within * (*) days following the designation by DS of a Primary Development Compound, DS shall conduct the Toxicology Studies as set forth in the Annual Research Plan applicable to such Primary Development Compound.  Toxicology Studies may only be conducted on a Primary Development Compound or a Backup Compound.

3.3.2                                 DS Responsibilities.  During the Research Collaboration Period, DS shall: (a) pay ARQULE the applicable Quarterly FTE Payment for all ARQULE Research Activities in accordance with Section 5.3.1; (b) commit such resources as are reasonably necessary to conduct the DS Research Activities set forth in the Annual Research Plan; (c) use Commercially Reasonable Efforts to conduct the DS Research Activities set forth in the Annual Research Plan; and (d) bear the cost of all Toxicology Studies.  For purposes of clarity, unless otherwise set forth in any Annual Research Plan, DS shall be jointly responsible, together with ARQULE, for the conduct of Lead Optimization activities and Preclinical Studies to be conducted as part of the Research Program as set forth in the Annual Research Plan.  DS may participate in biological assays for the purpose of verification of Collaboration Compound activity in the Hit to Lead Research Stage.

3.3.3                                 Compliance and Funding.  Each Party shall perform its obligations under each Annual Research Plan in compliance in all material respects with all Applicable Laws.  For purposes of clarity, with respect to each activity performed under an Annual Research Plan that will or would reasonably be expected to generate data to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval Application, the Party performing such activity shall comply in all material respects with the regulations and guidance of the FDA that constitute Good Laboratory Practice or Good Manufacturing Practice (or, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).  Each Party shall be solely responsible for paying the salaries and benefits of its employees.

3.3.4                                 Cooperation.  Scientists at ARQULE and DS shall cooperate in the performance of the Research Program and, subject to the terms of this Agreement and any confidentiality obligations to Third Parties, shall exchange such information and materials as are reasonably necessary for the other Party to perform its obligations under any Annual Research Plan and all data resulting from performance of the Research Program.

3.4                                 Records.

3.4.1                                 Record Keeping.

(a)                                  Research Program Records.  Each Party shall maintain complete and accurate records of its activities in the Research Program in sufficient detail, in good scientific manner and otherwise in a manner that reflects all work done and results achieved.  Subject to Article 6, each Party shall provide the other Party with access during normal business hours and upon reasonable advance notice to review such records to the extent reasonably required for such other Party’s performance of its obligations under this Agreement; provided, that, the non-reviewing Party may redact information not relevant to the Research Program prior to such review.

(b)                                 Record Keeping Policies.  Without limiting the generality of Section 3.4.1(a), each Party agrees to maintain a policy that requires its employees and consultants to record and maintain all data and information developed during the Research Program.

3.4.2                                 Reports.  Each Party shall keep the JRC regularly informed of the progress of the Research Program.  Without limiting the generality of the foregoing, each Party shall, at least once each Calendar Quarter during the Research Collaboration Period, (a) provide reports to the JRC in reasonable detail regarding the status of its activities under the Research

Program, (b) advise the JRC of its identification of Collaboration Compounds pursuant to Section 3.6 and provide the JRC with any supporting data applicable to such Collaboration Compounds, (c) provide the JRC with the results of activities conducted in the Research Program with respect to each Collaboration Compound so as to enable the JRC to determine whether such Collaboration Compound meets the Advancement Criteria and should be Advanced by the JRC to the next Research Stage, (d) provide the JRC with the results of the Toxicology Studies with respect to each Primary Development Compound or Backup Compound so as to enable DS to determine whether to exercise the DS Option applicable thereto (such notice, the “Toxicology Studies Results”), (e) provide the JRC with such additional information that it has in its possession as may be reasonably requested from time to time by the JRC, and (f) provide the JRC, on or before * (*) days from the termination or expiration of the Research Collaboration Period, with a final report regarding all ARQULE Research Activities and DS Research Activities conducted by ARQULE and DS, respectively, during the Research Collaboration Period to the extent not previously included in the reports described above.

3.5                                 Selection of DS Targets.

3.5.1                                 Initial DS Targets.  The Parties hereby acknowledge and agree that * (*) Targets have been designated by the Parties as DS Targets as of the Effective Date and are included on the DS Target List (the “Initial DS Targets”).

3.5.2                                 Substitution of DS Targets.

(a)                                  Discontinuation and Replacement of DS Targets.  If, at any time during the Research Collaboration Period, DS determines that it wishes to discontinue further research with respect to a DS Target (i) DS shall provide written notice of such determination to ARQULE and the JRC, which notice shall identify the DS Target and state the reason for such determination; (ii) all activities (including all ARQULE Research Activities) being conducted with respect to such DS Target under the Research Program shall promptly cease; and (iii) such DS Target shall be deemed to be an Abandoned DS Target as of the date of such written notice.

(b)                                 Designation of Blocked Targets.  As soon as practicable and in any event within * after receipt of notice pursuant to Section 3.5.2(a), ARQULE shall provide to DS a written notice indicating whether or not there are any Blocked Targets; and if there are any Blocked Targets, ARQULE shall (i) provide to an independent third party attorney identified by ARQULE and reasonably acceptable to DS (the “Gatekeeper”) a written notice identifying all Targets that are Blocked Targets for purposes of this Agreement (such notice, the “Blocked Target List”) and (ii) provide DS with written confirmation that it has provided the Blocked Target List to the Gatekeeper.

(c)                                  Designation of Available Targets.  DS may, at any time after its receipt from ARQULE of the written confirmation that the Blocked Target List has been provided to the Gatekeeper, propose up to * (*) Targets that DS desires to include as DS Targets as part of the Research Program (each, a “Desired Target”) by providing written notice to the Gatekeeper which notice shall identify such Desired Targets (each, a “Desired Target Notice”).  As soon as practicable and in any event within * (*) days of the Gatekeeper’s receipt of a Desired Target Notice, the Gatekeeper shall provide DS with a written response (each, an “Available Target Response”) which shall identify those Desired Targets listed on the Desired Target Notice that are not Blocked Targets (each such Target, an “Available Target”) and those Desired Targets listed on the Desired Target Notice that are Blocked Targets.  In the event that the Gatekeeper identifies one or more Desired Targets as Blocked Targets in the Available Target Response, DS shall have the right to propose one (1) additional Desired Target in a Desired Target Notice pursuant to this Section 3.5.2(c) for each such Desired Target that is identified as a Blocked Target until such time as an aggregate of * (*) Available Targets have been identified in the Available Target Responses.  Notwithstanding the foregoing in the event that ARQULE determines that there are no Blocked Targets, it shall provide DS with written notice and DS shall thereafter have the right to provide the Desired Target Notice contemplated by this Section 3.5.2(c) directly to ARQULE and all Desired Targets listed on the Desired Target Notice shall be deemed to be Available Targets for purposes of this Agreement.

(d)                                 Feasibility Assessment Activities and Target Replacement.  As soon as practicable and in any event within * of the identification by the Gatekeeper (or by DS if ARQULE’s notice indicates that there are no Blocked Targets) of * (*) Available Targets pursuant to Section 3.5.2(c), ARQULE shall commence the Feasibility

Assessment Activities with respect to such Available Targets.  As soon as practicable following the completion of such Feasibility Assessment Activities, ARQULE shall provide DS with written notice which shall identify those Available Targets that ARQULE reasonably believes would be amenable to the application of the AKIP Platform Technology (each, a “Validated Target”).  DS shall have the right within * of ARQULE’s identification of the Validated Targets to replace the Abandoned DS Target with one of the Validated Targets by providing written notice to ARQULE, which notice shall identify such Validated Target (each, a “Validated Target Notice”).  As soon as practicable after the receipt of such Validated Target Notice, (i) such Validated Target shall be added to the DS Target List and shall be deemed to be a DS Target for purposes of this Agreement and (ii) the JRC shall prepare an update to the Annual Research Plan to identify the Advancement Criteria applicable to such DS Target and describe the ARQULE Research Activities to be conducted with respect to such DS Target.

(e)                                  Limitation on DS Targets.  Notwithstanding anything to the contrary set forth in this Agreement, DS shall have the right to designate an aggregate of up to * (*) DS Targets pursuant to this Agreement, consisting of (i) the * (*) Initial Targets designated by the Parties on the Effective Date and (ii) up to * (*) Validated Targets designated by DS to replace Abandoned DS Targets pursuant to Section 3.5.2(d); provided, that, in the event that DS designates * (*) DS Targets (i.e., the * (*) Initial DS Targets and * (*) Validated Targets selected as replacements) as Abandoned DS Targets pursuant to Section 3.5.2(d) on or before the first anniversary of the Effective Date, DS shall have the right to designate an additional * (*) DS Targets, or an aggregate of up to * (*) DS Targets, pursuant to the procedures set forth in this Section 3.5.2.  For clarity, in no event shall ARQULE be obligated to conduct ARQULE Research Activities on more than * (*) DS Targets at any give time.

3.5.3                                 Termination of Replacement Right.  Notwithstanding anything to the contrary in this Agreement, DS’s right to replace DS Targets pursuant to Section 3.5.2 shall terminate on the date of termination or expiration of the Research Collaboration Period, unless extended by mutual agreement of the Parties.

3.6                                 Designation and Advancement of Collaboration Compounds. During the Research Collaboration Period, each Party shall provide the other Party and the JRC with written notice of its identification in the conduct of the Research Program of (a) any Collaboration Compound that such Party reasonably believes has an IC50 less than *µM against a DS Target and satisfies the Advancement Criteria to Advance to Hit to Lead (a “Hit”), (b) any Collaboration Compound that such Party reasonably believes should be Advanced, and any Collaboration Compound that such Party reasonably believes to satisfy the criteria for a Primary Development Compound which notice shall (i) identify the Collaboration Compound with its chemical and biological data, and (ii) summarize briefly the results of the non-clinical studies and assessments on such Collaboration Compound completed by or on behalf of such Party under the Research Program (each, a “Collaboration Compound Notice”). Within * (*) days after its receipt of each such Collaboration Compound Notice from a Party pursuant to this Section 3.6, the JRC shall review the data and information and determine whether such Collaboration Compound satisfies the Minimum Requirement and/or to Advance such Collaboration Compound to the next Research Stage and/or to designate such Collaboration Compound as satisfying the criteria for designation as a Primary Development Compound. Once the JRC has designated such Collaboration Compound as satisfying the criteria for designation as a Primary Development Compound, DS may designate such Collaboration Compound as a Primary Development Compound by written notice to ARQULE.

3.7                                 Supply of Collaboration Compounds. Unless otherwise agreed by the Parties, (a) ARQULE shall be responsible for manufacturing and providing Collaboration Compounds for use in the Research Program through the Hit to Lead Research Stage, (b) if (i) the Lead Optimization activities are DS Research Activities, DS shall be responsible for manufacturing and providing any Collaboration Compounds discovered or identified in such Lead Optimization activities for use in the Research Program in the Lead Optimization Research Stage, and (ii) if the Lead Optimization activities are ARQULE Research Activities, ARQULE shall be responsible for manufacturing and providing any Collaboration Compounds discovered or identified in such Lead Optimization activities for use in the Research Program in the Lead Optimization Research Stage, and (c) DS shall be responsible for manufacturing and providing

Collaboration Compounds for use in the Research Program in the Preclinical Studies Research Stage and for any other research, Development or Commercialization activities.

3.8                                 Supply of Proprietary Materials. From time to time during the Research Collaboration Period, either Party (the “Transferring Party”) may supply the other Party (the “Recipient Party”) with Proprietary Materials of the Transferring Party for use in the Research Program. In connection therewith, each Recipient Party hereby agrees that (a) it shall not use such Proprietary Materials for any purpose other than exercising its rights or performing its obligations under this Agreement; (b) it shall use such Proprietary Materials only in compliance with all Applicable Laws; (c) it shall not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party, except as expressly permitted by this Agreement; (d) the Recipient Party shall not acquire any right, title or interest in or to such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of the Research Collaboration Period, the Recipient Party shall, if and as instructed by the Transferring Party, either destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder.

3.9                                 Determination of IC50. Whenever this Agreement refers to the IC50 of a Compound, such IC50 shall be determined through the application of the Kinase Inhibition Assays.

3.10                           Research Collaboration Period. The Research Program shall commence on the Effective Date and continue until the expiration of the Research Collaboration Period. Notwithstanding the foregoing, the Research Program may be terminated prior to the expiration of the Research Collaboration Period (a) by either Party (i) on * (*) days’ prior written notice to the other Party at any time following the exercise by DS of * (*) DS Options or (ii) at any time on or after the first anniversary of the Effective Date, on one-hundred * (*) days’ prior written notice to the other Party if all DS Targets that are included in the Research Program have been discontinued by DS; and (b) by DS at any time on or after the first anniversary of the Effective Date upon not less than one hundred * (*) days’ prior written notice to ARQULE.

4.                                      DEVELOPMENT PROGRAM; COMMERCIALIZATION

OF LICENSED PRODUCTS

4.1                                 Objectives of the Development Program. The objectives of the Development Program shall be the Development and Commercialization of Licensed Products in the Field and in the Territory.

4.2                                 Responsibility for Development and Commercialization of Licensed Products. Except for any Development activities that DS and ARQULE mutually agree should be undertaken by ARQULE (which shall be paid for by DS at the FTE Rate), DS shall have the sole right and responsibility, including the right to make any decision at its sole discretion, at its sole expense, for all aspects of the Development of Licensed Products, and, subject to the ARQULE Co-Commercialization Option, all aspects of the Commercialization of Licensed Products, in the Field in the Territory, including, without limitation, the conduct of: (a) all IND-enabling non-clinical studies that are outside of the Research Program; (b) all activities related to human clinical trials (including, without limitation, Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials); (c) all activities relating to the manufacture and supply of Licensed Products (including all required process development and scale up work with respect thereto); and (d) all pre-marketing, marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, conducting sales and marketing activities and any post-marketing trials or post-marketing safety surveillance and maintaining databases). Without limiting the generality of the foregoing, DS shall have the sole right and responsibility, at its sole expense, (i) to make all Regulatory Filings for Licensed Products and file all Drug Approval Applications and otherwise seek all Regulatory Approvals for Licensed Products, as well as to conduct all correspondence and communications with Regulatory Authorities regarding such matters, subject in each case to Section 4.10.2, (ii) to report all Adverse Events to Regulatory Authorities if and to the extent required by Applicable Laws, and (iii) to cease further Development and/or Commercialization of Licensed Products and to Develop and Commercialize Backup Compounds as Licensed Products. All Regulatory Approvals for Licensed Products shall be owned by DS, subject to Section 10.3.

4.3                                 Development Plans. An initial development plan for each Licensed Product shall be prepared by DS and submitted to the JEC for its review within * (*) days of the date of exercise by DS of each DS Option, and in any event on or prior to the initiation of Development activities with respect thereto, which shall describe the Development activities to be conducted. ARQULE may provide input on the development plan and DS will give good faith consideration to such input. Each amendment or modification of each development plan for each Licensed Product that is prepared by DS shall be submitted to the JEC members for its review within * (*) days after it is prepared. ARQULE may provide input on amendments and modifications to the development plan and DS will give good faith consideration to such input.

4.4                                 Commercial Assessment. Prior to commencing any Phase II Clinical Trial or Phase III Clinical Trial of any Licensed Product, DS will perform a commercial assessment of the market opportunities in various indications for such Licensed Product throughout the Territory (which may be performed by internal personnel or external consultants) and will provide a copy thereof to ARQULE within * (*) days after the completion thereof.

4.5                                 Licensed Product Commercialization Plans. Within one hundred and eighty (180) days after the Initiation of a Phase III Clinical Trial with respect to each Licensed Product, DS shall prepare and provide to the JEC for its review a Licensed Product Commercialization Plan for each such Licensed Product, and shall inform the JEC with respect to all significant Commercialization decisions to be made with respect to such Licensed Product. ARQULE may provide input on the Licensed Product Commercialization Plan and DS will give good faith consideration to such input.

4.6                                 Manufacture and Supply of Licensed Products. Unless otherwise agreed to by the Parties, DS shall be responsible, at its sole expense, for manufacturing, either by itself, its Affiliates or by a Third Party contract manufacturing organization, each Licensed Product that is Developed and Commercialized under this Agreement. DS shall report regularly to the JEC on CMC plans and activities, development of manufacturing processes and any plans for outsourcing (including the identity of any Third Party to which any part of manufacture of Licensed Products is outsourced.)

4.7                                 Development and Commercialization Diligence.

(a)                                  Diligence Obligations. DS shall exercise Commercially Reasonable Efforts during the Term to conduct the DS Development Activities, and to Develop and Commercialize Licensed Products targeted at each DS Target in the Field and in the Territory.

(b)                                 Effect of Breach of Diligence Obligations. If ARQULE at any time reasonably believes that DS, on a Licensed Product-by-Licensed Product basis, is not meeting its diligence obligations pursuant to Section 4.7(a), ARQULE may give written notice to DS in the form of detailed reasons that would support the proposition that DS is not meeting such diligence obligation and proposed activities that would satisfy the diligence requirement. In such event, DS shall provide such written justification and/or proposed plans for curing the alleged breach to ARQULE responding to the issues raised by ARQULE within * after such notice is given. If ARQULE agrees that the plan proposed by DS will completely cure the alleged breach, DS shall have * to begin implementing such plan. In the event that ARQULE does not receive such justification within such *, does not agree with such justification, or DS has not begun implementing its plan to cure the alleged breach within * of receiving agreement from ARQULE, then ARQULE may submit any unresolved matters for full arbitration under Section 13.1.1. If the arbitrator resolves any unresolved matters in favor of ARQULE, ARQULE shall have the right to treat such finding as a breach of Section 4.7(a) and take action to terminate the license with respect to such DS Target and/or Licensed Product in accordance with Section 10.2.2 without further arbitration.

4.8                                 Compliance. DS shall perform DS Development Activities (and if DS and ARQULE agree that ARQULE shall perform any Development activities, ARQULE shall perform such activities) in good scientific manner and in compliance in all material respects with all Applicable Laws. For purposes of clarity, with respect to such Development activities that will or would reasonably be expected to generate data to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval Application, the Party performing such activity shall comply in all material respects with, if and as applicable, the regulations and guidance of the FDA that constitute Good Laboratory Practice, Good Manufacturing Practice or Good Clinical Practices (or, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory). Each Party shall be solely responsible for paying the salaries and benefits of its employees conducting its Development activities.

4.9                                 Exchange of Reports; Information; Updates.

4.9.1                        Development Program Reports. DS shall keep the JEC regularly informed of the progress of its efforts to Develop Licensed Products in the Field and in the Territory. Without limiting the generality of the foregoing, DS shall, at least once each six (6) months of each Calendar Year, provide the JEC with reports in reasonable detail regarding the status of all preclinical IND-enabling studies and activities (including toxicology and pharmacokinetic studies), clinical trials and other activities conducted under the Development Program. In addition, DS shall designate a senior member of its Development organization (who may be the DS Alliance Manager if the DS Alliance Manager is a senior member of the DS Development organization) with responsibility for the Development of Licensed Products to act as a liaison with ARQULE and who shall respond to inquiries from ARQULE on Development activities and progress.

4.9.2                        Commercialization Reports. DS shall keep the JEC regularly informed of the progress of DS’s efforts to Commercialize Licensed Products in the Field in the Territory through periodic updates. Without limiting the generality of the foregoing, DS shall provide the JEC with annual written updates to each Licensed Product Commercialization Plan, which shall (a) summarize DS’s efforts to Commercialize Licensed Products, (b) identify the Regulatory Filings and Drug Approval Applications with respect to such Licensed Product that DS or any of its Affiliates or Sublicensees have filed, sought or obtained in the prior twelve (12) month period or reasonably expect to make, seek or attempt to obtain in the following twelve (12) month period and (c) summarize all clinical and other data generated by DS with respect to Licensed Products. In addition, DS shall provide such additional information that it has in its possession as may be reasonably requested by ARQULE regarding the Commercialization of any Licensed Product, which request shall not be made more than once each Calendar Year.

4.9.3                        Review of Regulatory Filings and Correspondence. Notwithstanding anything to the contrary in this Agreement, ARQULE shall have the right, upon written notice, to review all Regulatory Filings made by DS and all correspondence between DS and Regulatory Authorities at ARQULE’s sole expense.

4.10                           Development and Commercialization Rights and Restrictions.

4.10.1                  Development and Commercialization Rights in the Field. Except as provided in Section 4.10.2, DS shall have the exclusive right and responsibility, at its sole cost and expense, during the Term to Develop Licensed Products and Commercialize Licensed Products in the Territory for use in the Field.

4.10.2                  Co-Commercialization Right.

(a)                                  Co-Commercialization Option.

(i)                                     Notice of Phase III Trial. DS shall give ARQULE written notice of its intent to Initiate the first Phase III Clinical Trial of each Licensed Product at least * (*) days prior to the anticipated date of such Initiation.

(ii)                                  Exercise of Co-Commercialization Option. ARQULE shall have the option (the “Co-Commercialization Option”), in its sole discretion, to Co-Commercialize any Licensed Product in the Co-Commercialization Territory by providing written notice to DS (the “Co-Commercialization Option Notice”) at any time during the Co-Commercialization Option Period, which notice shall identify the Licensed Product (each, such Licensed Product, a “Co-Commercialized Licensed Product”). If ARQULE exercises its Co-Commercialization Option with respect to any Licensed Product, (A) such Licensed Product will be deemed to be a Co-Commercialized Licensed Product for purposes of this Agreement, and (B) the Parties shall (1) negotiate a Co-Commercialization Agreement for such Co-Commercialized Licensed Product in accordance with Section 4.10.2(a)(iii) and (2) form, as soon as practicable thereafter but in any event within * (*) days, the US Co-Commercialization Committee in accordance with Section 2.3.

(iii)                               Negotiation of Co-Commercialization Agreement.

(A)                              Preparation, Negotiation, Execution and Delivery. Within * (*) days after ARQULE provides a Co-Commercialization Option Notice, the Parties shall commence the preparation of a co-commercialization agreement (the “Co-Commercialization Agreement”) which shall provide for the terms applicable to such Co-Commercialization and shall contain the provisions set forth below and such additional provisions as are usual and customary for inclusion in a co-commercialization agreement between companies in the pharmaceutical industry of comparable sizes to the respective Parties. The Parties hereby acknowledge and agree that the Co-Commercialization Agreement shall provide that (1) the Parties shall share Co-Commercialization Activities with respect to such Co-Commercialized Licensed Product in the Co-Commercialization Territory with ARQULE providing, at its option, up to * percent (*%) of all required Primary Detail Equivalents, but in no event will the total number of sales representatives of ARQULE exceed * (*), unless otherwise set forth in the Co-Commercialization Agreement, pursuant to the Co-Commercialization Plan; (2) DS shall be responsible for all account management of community, academic and Veterans hospitals and associated activities, including, but not limited to, communication with hospital pharmacy and the pharmacy and therapeutics committee, formulary management and contracting; (3) DS shall reimburse ARQULE for the fully-burdened cost incurred by ARQULE’s sales representatives who engaged in conducting such Co-Commercialization Activities at a negotiated rate comparable to the then prevailing rate, but in no event shall such rate be in excess of the fully burdened cost to DS of employing or otherwise engaging its own representatives who detail its oncology products in the Co-Commercialization Territory (including incentive compensation for the ARQULE sales personnel on the same basis as the incentive compensation of DS personnel in the Co-Commercialization Territory); (4) such ARQULE sales personnel shall engage in Detailing the Co-Commercialized Licensed Product and any other product being co-promoted by ARQULE and DS in the first position, but shall not expend more than * percent (*%) of the detailing effort on any other products unless the Parties agree, and shall not promote any other product that is directly competitive with the Co-Commercialized Licensed Product or any other product of DS; provided, that in the event ARQULE’s sales personnel promote any product that is not being co-promoted by ARQULE and DS, there shall be a reduction in DS’s reimbursement of ARQULE’s cost that is proportional to the percentage of detailing effort expended on products that are not being co-promoted by ARQULE and DS; (5) the Parties shall create a US Co-Commercialization Committee in accordance with Section 2.3; and (6) the Parties shall cooperate to allocate Details between them in good faith, taking into account geography, settings, provider category and Detailing position, as well as ARQULE’s sales force composition. Disputes shall be decided by the chair of the USCC. The Parties shall negotiate the Co-Commercialization Agreement in good faith and with sufficient diligence as is required to execute and deliver the Co-Commercialization Agreement within * (*) days after ARQULE provides the Co-Commercialization Option Notice.

(B)                                Dispute Resolution. In the event the Parties fail to execute and deliver the Co-Commercialization Agreement within the * (*) day period described in Section 4.10.2(a)(iii), the Parties shall (1) use reasonable efforts to complete such negotiations and to execute and deliver the Co-Commercialization Agreement as soon as possible after such * (*) day period and (2) without limiting the generality of the foregoing, after the expiration of such * (*) day period, each produce a list of issues on which they have failed to reach agreement and submit its list to the JEC to be resolved in accordance with Section 2.1.5.

(b)                                 Co-Commercialization Plan. As soon as practicable following the exercise by ARQULE of a Co-Commercialization Option Notice, DS shall prepare and provide to the USCC for its review a co-commercialization plan (the “Co-Commercialization Plan”) for each Co-Commercialized Licensed Product for the Co-Commercialization Territory  DS shall update the Co-Commercialization Plan to the USCC not less than annually. Each amendment or modification of each Co-Commercialization Plan for each Licensed Product that is  prepared by DS shall be submitted to the USCC for its review within * (*) days after it is prepared. ARQULE may provide input on the Co-Commercialization Plan and any amendment or modification  and DS will give good faith consideration to such input.

(c)                                  Labeling.  All product labels for Co-Commercialized Licensed Products shall include, in equal prominence, the names of both DS and ARQULE.  The USCC shall have the responsibility of meeting not less frequently than annually and deciding whether changes in the particular appearance in labeling of packaging and containers of Co-Commercialized Licensed Products or in the product information are required.

(d)                                 Cooperation; Additional Information.  In connection with ARQULE’s consideration of the exercise of a Co-Commercialization Option with respect to each Licensed Product, DS shall provide ARQULE with any information Controlled by DS and reasonably requested by ARQULE that is necessary or useful to ARQULE in determining whether to exercise such Co-Commercialization Option.

4.11                           Expansion of the Field.  If at any time during the Term of this Agreement, DS desires to add an additional Indication to the Field with respect to a Licensed Product for purposes of this Agreement (each, an “Additional Indication”), DS shall give written notice to ARQULE specifying such Licensed Product and such Additional Indication or Additional Indications (the “Additional Indication Notice”).  ARQULE shall, on or before * (*) days from the date of the Additional Indication Notice, provide DS with a written response as to whether or not it Controls the Technology and Patent Rights applicable to such Licensed Product for such Additional Indication.  If ARQULE Controls the Technology and Patent Rights to such Licensed Product for such Additional Indication, the Parties shall for a period of * (*) days from the date DS receives the written notice from ARQULE negotiate in good faith to complete and execute any amendment to this Agreement that may be required to add the Additional Indication or Additional Indications to the definition of Field for purposes of this Agreement, including, without limitation, the inclusion of any amendments to the applicable Annual Research Plans, as well as any amendments to the compensation payable by DS pursuant to Article 5, that may be required to include such Additional Indication in the Field, provided, if any Additional Indication is added to the Field, the royalties for such Additional Indication will be the same as for other indications and such Additional Indication will be included in the determination of achievement of milestones subject to milestone payments; provided, that, only one (1) full set of the milestones to be negotiated pursuant to Section 5.4 will be paid for each Licensed Product.  If the Parties are unable to agree upon terms and conditions of such amendment on or before expiration of such * (*) day period despite their respective good faith efforts, then the Parties shall refer such matter to JEC for resolution; provided that if the JEC is unable to resolve the matter it will be referred to the Designated Senior Officers.

5.                                      COMPENSATION

5.1                                 Upfront Fee.  DS shall pay ARQULE a non-refundable, non-creditable up-front fee (the “Upfront Fee”) in the aggregate amount of Fifteen Million Dollars (U.S. $15,000,000), payable by wire transfer of immediately available funds within five (5) Business Days of the Effective Date in accordance with wire transfer instructions provided in writing by ARQULE prior to the Effective Date.

5.2                                 License Fee.  For each DS Option exercised by DS pursuant to Section 7.1, DS shall pay ARQULE a license fee (the “License Fee”) in the amount of * Dollars (US $*), of which * Dollars (US $*) shall be paid within * (*) days of the execution of the License Agreement for the Primary Development Compound and related Backup Compounds that were the subject of such DS Option, and * Dollars (US $*) shall be paid within * (*) days of the Initiation of the first Phase II Clinical Trial of any Licensed Product under such License Agreement.

5.3                                 Research Funding.

5.3.1                                 Payment of Research Funding.  In consideration of the performance by ARQULE of the ARQULE Research Activities under the Research Program as described in Section 3.3, during the Research Program Period, DS will pay ARQULE the applicable Quarterly FTE Payment at least * (*) days prior to the first day of each Calendar Quarter, provided that DS will pay ARQULE the Quarterly FTE Payment covering the period from the Effective Date through the end of the first full Calendar Quarter of the Research Collaboration Period within * (*) days after the Effective Date.

5.3.2                                 External Costs.  Each of ARQULE and DS shall be solely responsible for the payment of all Third Party research activity costs (“Third Party Costs”), including, without limitation, contract research organizations, contract personnel and consultant costs it incurs to meet its obligations under an Annual Research Plan; provided that if the external costs incurred by ARQULE for selectivity screening for any DS Target exceed * Dollars ($*) or the total amount required to be expended for selectivity screening by ARQULE exceeds * Dollars ($*), then ARQULE will notify DS and the Parties shall discuss the plan for any additional selectivity screening; provided that ARQULE shall not be required to perform any further selectivity screening.

5.4                                 Milestone and Royalty Payments.  The Parties hereby agree, as promptly as possible on and after the Effective Date, to negotiate in good faith and reach agreement on an amendment to this Agreement or a separate agreement to be executed by the Parties which shall include (a) the development milestone payments, tiered sales milestones and tiered royalties on Net Sales customary for such agreements and to be paid by DS under the License Agreement(s) for each Licensed Product that is Developed and Commercialized under this Agreement and/or a License Agreement, which milestone payments and royalties shall include the milestone and royalty payments described in Schedule 3 and shall conform in all material respects with the terms and conditions set forth in Schedule 3, and (b) such additional provisions relating to royalty reports, payment mechanisms and dates, audit rights, overdue payments, taxes, currency conversion rates and other provisions as are usual and customary for inclusion in provisions relating to milestones and royalties in collaboration and license agreements between companies in the pharmaceutical industry of comparable sizes to the respective Parties.  For purposes of clarity, such additional provisions shall supplement and shall not materially expand, limit or change the provisions set forth on Schedule 3.  The Parties shall negotiate such amendment to this Agreement or separate agreement in good faith and with sufficient diligence as is required to execute and deliver such amendment or separate agreement within * (*) days of the Effective Date.  In the event the Parties fail to execute and deliver the amendment to this Agreement or separate agreement within such * (*) day period, the Parties shall (a) use reasonable efforts to complete such negotiations and to execute and deliver the amendment to this Agreement or separate agreement as soon as possible after such * (*) day period and (b) without limiting the generality of the foregoing, after the expiration of such * (*) day period, each produce a list of issues on which they have failed to reach agreement and submit its list to the JEC to be resolved as a Unanimous Decision in accordance with Section 2.1.5.

6.                                      TREATMENT OF CONFIDENTIAL INFORMATION;

PUBLICITY; NON-SOLICITATION.

6.1                                 Confidentiality.

6.1.1                                 Confidentiality Obligations.  ARQULE and DS each recognize that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party.  ARQULE and DS each agrees that, subject to Section 6.1.2, it will not disclose, and will cause its Affiliates and sublicensees (or Sublicensees, as the case may be) not to disclose, any Confidential Information or Proprietary Materials of the other Party and it will not use, and will cause its Affiliates and sublicensees (or Sublicensees, as the case may be) not to use, any Confidential Information or Proprietary Materials of the other Party except as expressly permitted hereunder.  Notwithstanding anything to the contrary in this Agreement, the obligations of each Party under this Section 6.1.1 shall remain in effect during the Term and for an additional ten (10) years following the termination or expiration of this Agreement.

6.1.2                                 Limited Disclosure.  ARQULE and DS each agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the other Party to any employee, consultant or Affiliate of such other Party to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement; provided, that, any such disclosure or transfer shall only be made to Persons who are bound by the written obligations described in Section 6.1.3.  In addition, ARQULE and DS each agrees that the other Party may disclose its Confidential Information (a) on a need-to-know basis to such other Party’s legal and financial advisors, (b) to any Third Party as reasonably necessary in connection with an actual or potential permitted sublicense of such other Party’s rights hereunder or in connection with an actual or potential collaboration between such party and a Third Party or any debt or equity financing of such other Party, subject in each case, to the execution of written obligations of confidentiality substantially similar to those of such Party hereunder, and provided that any Confidential Information so provided by ARQULE in connection with a collaboration will in no event include information identifying any DS Targets unless such disclosure is subject to a mechanism similar to the Gatekeeper mechanism contained in Section 3.5.2, (c) if such other Party is ARQULE, to any Third Party that is or may be engaged by ARQULE to perform services in connection with the Research Program, and (d) for any other purpose with the other Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In addition, each Party agrees that the other Party may disclose such Party’s Confidential Information or Proprietary Materials (A) as reasonably necessary to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, in accordance with this Agreement; or (B) as required by Applicable Laws; provided, that, in the case of any disclosure under this clause (B), the disclosing Party shall (1) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure and (2) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense.

6.1.3                                 Employees and Consultants.  ARQULE and DS each hereby represents that all of its employees and consultants, and all of the employees and consultants of its Affiliates, who participate in the activities of the Collaboration or have access to Confidential Information or Proprietary Materials of the other Party are or will, prior to their participation or access, be bound by written obligations to maintain such Confidential Information or Proprietary Materials in confidence and not to use such information except as expressly permitted hereunder.  Each Party agrees to use, and to cause its Affiliates to use, reasonable efforts to enforce such obligations.

6.2                                 Publicity.  The Parties acknowledge that the terms of this Agreement constitute Confidential Information of each Party and may not be disclosed except as permitted by Section 6.1.2 and this Section 6.2.  Notwithstanding the foregoing, the terms of this Agreement may be disclosed by a Party to investment bankers, analysts, investors and potential investors, lenders and potential lenders and other sources and other potential sources of financing, or any acquirer or merger partner and potential acquirer or merger partner but only to the extent reasonably necessary.  In addition, a copy of this Agreement may be filed by either Party with the U.S. Securities and Exchange Commission, or comparable administrative/regulatory body in other jurisdictions, if such filing is required by law or regulation.  In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, which comments shall be reasonably considered by the filing Party.  Notwithstanding anything to the contrary in Section 6.1, the Parties, upon the execution of this Agreement, shall agree to a press release with respect to this Agreement, and either Party may make subsequent public disclosure of the contents of such press release without further approval of the other Party.  After issuance of such press release, except as required by Applicable Laws, neither Party shall issue a press or news release or make any similar public announcement (it being understood that publication in scientific journals, presentation at scientific conferences and meetings and the like are intended to be covered by Section 6.3 and not subject to this Section 6.2) related to the Research Program or to any Development Program without the prior written consent of the other Party; provided, that, notwithstanding the foregoing, ARQULE shall be expressly permitted to publicly announce the occurrence of any milestone event and any other event that ARQULE reasonably believes is material to ARQULE.

6.3                                 Publications and Presentations.  The Parties acknowledge that scientific publications and presentations must be strictly monitored to prevent any adverse effect from premature publication or dissemination of results of the activities hereunder.  Each Party agrees that, except as required by Applicable Laws, it shall not publish or present, or permit to be published or presented, the results of the Research Program or the Development Program without the prior review by and written approval of the other Party.  Each Party shall provide to the other Party the opportunity to review each of the submitting Party’s proposed abstracts, manuscripts or presentations (including, without limitation, information to be presented verbally) that relate to the Research Program or the Development Program at least * (*) days prior to its intended presentation or submission for publication, and such submitting Party agrees, upon written request from the other Party given within such * (*) day period, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to * (*) days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation that it reasonably believes may be patentable.  Once such abstracts, manuscripts or presentations have been reviewed and approved by each Party, the same abstracts, manuscripts or presentations do not have to be provided again to the other Party for review for a later submission for publication.  Each Party also shall have the right to require that any of its Confidential Information that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation.  In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co-authorship shall be determined in accordance with customary standards.  Each Party (a) expressly acknowledges that the other Party’s business may be substantially dependent on its ability to publish results in scientific journals, presentation at scientific conferences and meetings and (b) agrees that it shall not unreasonably withhold, condition or delay its consent to any request by the other Party to publish results of the Research Program or any Development Program in accordance with its internal publication guidelines.

6.4                                 AKIP Platform Technology.  Notwithstanding anything to the contrary set forth herein, including without limitation, the right to disclose Confidential Information of ARQULE set forth in Section 6.2 and the rights to publish set forth in Section 6.3, DS shall in no event disclose any Confidential Information of ARQULE relating to AKIP Platform Technology.

6.5                                 Prohibition on Solicitation.  Without the written consent of the other Party, neither Party nor its Affiliates shall, during the Research Collaboration Period or for one (1) year thereafter, solicit (directly or indirectly) any employee of the other Party or its Affiliates who participated in the Research Program at any time during the Research Collaboration Period.  This provision shall not restrict either Party or its Affiliates from advertising employment opportunities in any manner that does not directly target the other Party or its Affiliates.

7.                                      LICENSE GRANTS; EXCLUSIVITY

7.1                                 DS Option.

7.1.1                                 Option Grant.  ARQULE hereby grants DS an option (each, a “DS Option”) to obtain an exclusive, royalty-bearing license under the Licensed Technology and Licensed Patent Rights for the purpose of Developing and Commercializing Primary Development Compounds and related Backup Compounds in the Field and in the Territory.  For purposes of clarity, (a) DS Options shall be available to DS on a DS Target by DS Target basis and (b) a DS Option shall only be available with respect to Collaboration Compounds that are designated as Primary Development Compounds and Backup Compounds for purposes of this Agreement.

7.1.2                                 Option Exercise.

(a)                                  Primary Development Compounds.  DS may exercise any DS Option at any time during the applicable DS Option Period by giving written notice of exercise to ARQULE, which notice shall designate the Primary Development Compound (and related Backup Compounds) (the “DS Option Exercise Notice”); provided, that, (i) DS hereby agrees if it determines not to exercise a DS Option prior to expiration of the applicable DS Option Period, it shall in good faith provide written notice to ARQULE promptly upon such determination and (ii) the date on which any such notice is given shall constitute the last day of the applicable DS Option Period for all Collaboration Compounds against the DS Target against which such Primary Development Compound is directed.  Upon the exercise by DS of each DS Option, (a) the Primary Development Compound that is the subject of the DS Option (and related Backup Compounds) shall be deemed to be Licensed Products for purposes of this Agreement and (b) DS and ARQULE shall negotiate a license agreement (a “License Agreement”) which shall contain the exclusive licenses with respect to such Licensed Products set forth in Sections 7.3.1 and 7.4 and the substantially similar provisions as set forth in Sections 7.5, 7.6, 7.7, Article 8, Article 9, Article 10, Article 12 and Article 13 herein; provided, that, such provisions will be limited to the Primary Development Compound (and related Backup Compounds) and Licensed Products which are the subject of the License Agreement.

(b)                                 Backup Compounds.  At any time before the expiration of the DS Option Period for the DS Target of any Primary Development Compound, DS may designate up to * (*) Backup Compounds to such Primary Development Compound by giving written notice of designation to ARQULE, which notice shall identify such Backup Compounds (the “DS Backup Compound Notice”).  No Backup Compound may be designated after the expiration of the DS Option Period for the DS Target of the relevant Primary Development Compound.

7.1.3                                 Expiration of DS Option.  If DS fails to exercise the DS Option applicable to a Primary Development Compound (and related Backup Compounds) on or before the expiration of the applicable DS Option Period, then such Primary Development Compound

(and related Backup Compounds) shall be deemed to be a Waived Compound for purposes of this Agreement.

7.2                                 Research Licenses.

7.2.1                                 ARQULE Grant.  Subject to the terms and conditions of this Agreement, ARQULE hereby grants to DS and its Affiliates a non-exclusive, royalty-free, worldwide license until the expiration of the last to expire DS Option Period under Licensed Technology and Licensed Patent Rights, for the sole purpose of conducting DS Research Activities in the Research Program.

7.2.2                                 DS Grants.  Subject to the terms and conditions of this Agreement, DS hereby grants to ARQULE and its Affiliates a non-exclusive, royalty-free, worldwide license until the expiration of the last to expire DS Option Period under DS Technology and DS Patent Rights that is necessary or useful for ARQULE to carry out its obligations under the Annual Research Plan, and for the sole purpose of conducting ARQULE Research Activities in the Research Program.

7.3                                 Development Licenses.

7.3.1                                 ARQULE Grant.  In the event of exercise by DS of the DS Option for a Primary Development Compound and related Backup Compounds, subject to the terms and conditions of this Agreement, in the License Agreement negotiated upon the exercise of the DS Option for such Primary Development Compound (and related Backup Compounds), ARQULE will grant to DS and its Affiliates, an exclusive, royalty bearing, worldwide license during the Term, including the right to grant sublicenses to Sublicensees as provided in Sections 7.5, under Licensed Technology and Licensed Patent Rights, for the sole purpose of Developing such Primary Development Compound and related Backup Compounds and Licensed Products with respect thereto in the Field and in the Territory.  Notwithstanding the foregoing, during the period commencing on the date of expiration or termination of the Research Collaboration Period and continuing for the remainder of the Term, ARQULE hereby retains the right to Develop and Commercialize all Waived Compounds and Terminated Compounds.

7.3.2                                 DS Grant.  Effective upon exercise by DS of the DS Option for a Primary Development Compound and related Backup Compounds, subject to the terms and conditions of this Agreement, DS hereby grants to ARQULE and its Affiliates a non-exclusive, royalty-free, worldwide license during the Term, without the right to grant sublicenses, under DS Technology and DS Patent Rights that is necessary or useful for ARQULE to carry out any development activities which the Parties agree that ARQULE shall perform, and DS’s interest in Joint Technology and Joint Patent Rights and under Licensed Technology and Licensed Patent Rights exclusively licensed to DS under Section 7.3.1, for the sole purpose of conducting the such development activities in any Development Program.

7.3.3                                 Waived Compound; Terminated Compounds.  Subject to the terms and conditions of this Agreement, DS hereby grants to ARQULE and its Affiliates an exclusive, worldwide, royalty-free license, with the right to grant sublicenses, under DS Program Technology, Patent Rights claiming DS Program Technology and DS’s interest in Joint Technology and Joint Patent Rights to research, develop, have developed, make, have made, use, distribute for sale, sell, offer for sale, import and have imported Waived Compounds and Terminated Compounds for any and all uses, both within and outside of the Field.  Subject to Section 9.1.5, DS shall retain all rights to such DS Program Technology, Patent Rights claiming DS Program Technology and DS’s interest in Joint Technology and Joint Patent Rights for all other purposes.

7.4                                 Commercialization License.  In the event of exercise by DS of the DS Option for a Primary Development Compound and related Backup Compounds, subject to the terms and conditions of this Agreement, the License Agreement negotiated upon the exercise of the DS Option with respect to such Primary Development Compound (and related backup Compounds), will grant to DS and its Affiliates an exclusive, royalty-bearing license during the Term, including the right to grant sublicenses to Sublicensees as provided in Section 7.5, under Licensed Technology and Licensed Patent Rights for the sole purpose of Commercializing Licensed Products with respect to such Primary Development Compound and related Backup Compounds in the Field in the Territory.

7.5                                 Right to Sublicense.  DS shall have the right to grant sublicenses to Sublicensees under the licenses granted to it under the License Agreement with respect to any Primary Development Compounds (and related Backup Compounds) and Licensed Products; provided, that, (a) it shall be a condition of any such sublicense that such Sublicensee agrees to be bound by all terms of this Agreement and the License Agreement applicable to the Development or Commercialization, as the case may be, of Licensed Products in the Field in the Territory (including, without limitation, Article 6); (b) DS shall provide written notice to ARQULE of any such proposed sublicense at least thirty (30) days prior to such execution and provide copies to ARQULE of each such sublicense in the form to be executed at least ten (10) business days prior to such execution; (c) if DS grants a sublicense to a Sublicensee, DS shall be deemed to have guaranteed that such Sublicensee will fulfill all of DS’s obligations under this Agreement applicable to the subject matter of such sublicense; and (d) DS shall not be relieved of its obligations pursuant to this Agreement or the License Agreement as a result of such sublicense.  Any sublicenses granted by DS to Sublicensee under Section 7.3.1 and/or Section 7.4 with respect to Licensed Products and Co-Commercialized Licensed Products shall require ARQULE’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.  Sublicenses to Affiliates of DS shall not require ARQULE’s consent.

7.6                                 No Other Rights.  DS shall have no rights to use or otherwise exploit ARQULE Technology, ARQULE Patent Rights, or ARQULE Proprietary Materials, and ARQULE shall have no rights to use or otherwise exploit DS Technology, DS Patent Rights or DS Proprietary Materials, in each case, except as expressly set forth in this Article 7 or a License Agreement.  No right is granted to DS to practice or use AKIP Platform Technology for any purpose.

7.7                                 Exclusivity.

7.7.1                                 ARQULE.  ARQULE shall not, and shall cause each of its Affiliates to not, conduct or fund any research, development or commercialization activity, either on its own, or with, for the benefit of, or sponsored by, any Third Party, that involves the research, development or commercialization of, or grant any license or other rights to any Third Party to utilize any Technology or Patent Rights Controlled by ARQULE or any of its Affiliates for the express purpose of researching, developing or commercializing (a) any Compound that meets clauses (i), (ii) and (iii) of the Minimum Requirements for a DS Target for which DS has exercised the DS Option or for which the DS Option Period has not expired, or (b) any Licensed Product that DS is actively Developing or Commercializing for any use, whether within or outside of the Field, except hereunder in the Research Program, or the Development or the Commercialization of Licensed Products under a License Agreement.  Notwithstanding the foregoing, during the period commencing on the date of termination or expiration of the Research Collaboration Period and continuing for the remainder of the Term, ARQULE shall have the right to research, develop and/or commercialize, and grant licenses or other rights to any Third Party to utilize any Proprietary Materials, Technology or Patent Rights Controlled in whole or in part by ARQULE or any of its Affiliates for the purpose of researching, developing or commercializing, any and all Waived Compounds and Terminated Compounds.

7.7.2                                 DS.  DS shall not, and shall cause each of its Affiliates to not, conduct any research, development or commercialization activity, either on its own, or with, for the benefit of, or sponsored by, any Third Party, that involves the research, development or commercialization, or grant any license or other rights to any Third Party to utilize any Technology or Patent Rights Controlled by DS or any of its Affiliates for the express purpose of researching, developing or commercializing (a) any Compound that meets clauses (i) and (ii) of the Minimum Requirements for a DS Target for which DS has exercised the DS Option or for which the DS Option Period has not expired or (b) any Collaboration Compound or Licensed Product for any use, whether within or outside of the Field, except hereunder in the Research Program, the Development of Collaboration Compound, the Commercialization of Licensed Products under a License Agreement and/or as provided in Section 4.11.

8.                        INTELLECTUAL PROPERTY RIGHTS

8.1                                 ARQULE Intellectual Property Rights.  ARQULE shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all ARQULE Technology and ARQULE Patent Rights.

8.2                                 DS Intellectual Property Rights.  DS shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all DS Technology, Licensed Product Trademarks and DS Patent Rights.

8.3                                 Joint Technology and Joint Patent Rights.  DS and ARQULE shall jointly own all Joint Technology and Joint Patent Rights.  Notwithstanding anything to the contrary contained in this Agreement or under Applicable Law, except to the extent exclusively licensed to one Party under this Agreement, the Parties hereby agree that either Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Technology and/or Joint Patent Rights or jointly owned Confidential Information or Proprietary Materials for use outside the Field without the prior written consent of the other Party, without restriction and without the obligation to provide compensation to the other Party; provided, that, during the Term of this Agreement, neither Party may use or license or sublicense to Third Parties all or any portion of its interest in Joint Technology and/or Joint Patent Rights or jointly owned Confidential Information or Proprietary Materials for use in the Field against DS Targets for which DS has exercised the DS Option or for which the DS Option Period has not expired.

8.4                                 Patent Coordinators.  ARQULE and DS shall each appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement.  Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party.  The initial Patent Coordinators shall be:

For ARQULE:                      Mark Ashwell, Ph. D.

For DS: Dr. Kazuo Sato, General Manager, Intellectual Property, DAIICHI SANKYO, CO., LTD.

8.5                                 Inventorship.  In case of a dispute between ARQULE and DS over inventorship and, as a result, whether any particular Program Technology is ARQULE Technology, DS Technology or Joint Technology, it shall be determined by applicable United States patent law.

8.6                                 Cooperation.  Each Party shall cooperate with the other Party to effect the intent of this Article 8, including without limitation by executing documents and making its employees and independent contractors available to execute documents as necessary to achieve the foregoing allocation of ownership rights.

9.                                      FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

9.1                                 Patent Filing, Prosecution and Maintenance.

9.1.1                                 DS’s Prosecution Rights.

(a)                                  DS Program Technology.  Subject to Sections 9.1.4 and 9.1.5, DS, acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance, at its sole cost and expense, of Patent Rights covering DS Program Technology.  At DS’s request, ARQULE shall cooperate with DS in all reasonable respects in connection with such preparation, filing, prosecution and maintenance of such Patent Rights, including but not limited to obtaining assignments to reflect chain of title consistent with the terms of this Agreement, gaining United States patent term extensions, supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable.  For purposes of clarity, notwithstanding anything to the contrary herein, DS shall have no rights to prepare, file, prosecute and/or maintain any Patent Rights related to the AKIP Platform Technology.

(b)                                 DS Background Technology.  DS, at its sole expense and acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Patent Rights covering DS Background Technology.

9.1.2                                 ARQULE Prosecution Rights.

(a)                                  ARQULE Program Technology.  Subject to Sections 9.1.4 and 9.1.5, ARQULE, acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance, at its sole cost and expense, of Patent Rights covering ARQULE Program Technology.  At ARQULE’s request, DS shall cooperate with and assist ARQULE in all reasonable respects in connection with such preparation, filing, prosecution and maintenance of such Patent Rights, including but not limited to obtaining assignments to reflect chain of title consistent with the terms of this Agreement, gaining United States patent term extensions, supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable.

(b)                                 ARQULE Background Technology.  ARQULE, at its sole expense and acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Patent Rights covering ARQULE Background Technology.

9.1.3                                 Joint Prosecution.  In the case of Joint Patent Rights, the Parties shall meet through the Patent Coordinators, or hold a teleconference or videoconference, to discuss in good faith and agree upon the content and form of any application for a Joint Patent Right and hereby agree that only the application in the form as agreed between the Parties may be filed in respect of the Joint Patent Rights.  Any dispute between the Patent Coordinators shall be referred to the JEC for resolution pursuant to Section 2.1.5.  The Parties shall share the costs equally in respect of the preparation of the application, filing, prosecution, grant and maintenance of any Joint Patent Right jointly filed; and jointly instruct an appropriately qualified patent attorney to draft, file and prosecute the application and each Party will have equal control over the prosecution of the filing such that the patent attorney will only be able to act on unanimous instructions.  In the event that one Party (i) is not interested, or (ii) not willing to equally share the related cost and expense, with respect to any Joint Patent Rights in a given country, then the other Party shall have the right, at its own cost and expense, to file for and prosecute such Joint Patent Rights in such country in both Parties’ names.

9.1.4                                 Information and Cooperation.  Each Party that has responsibility for filing and prosecuting any Patent Rights under this Section 9.1 (a “Filing Party”) shall (a) regularly provide the other Party (the “Non-Filing Party”) with copies of all patent applications filed hereunder for Program Technology and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the Non-Filing Party; and (b) provide the Non-Filing Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response.  The advice and suggestions of the Non-Filing Party and its patent counsel shall be taken into consideration in good faith by such Filing Party and its patent counsel in connection with such filing.  Each Filing Party shall pursue in good faith all reasonable claims and take such other reasonable actions, as may be requested by the Non-Filing Party in the prosecution of any Patent Rights covering any Program Technology under this

Section 9.1; provided, however, if the Filing Party incurs any additional expense as a result of any such request, the Non-Filing Party shall be responsible for the cost and expenses of pursuing any such additional claim or taking such other activities.  In addition, DS agrees that if ARQULE claims any action taken under Section 9.1.1(a) would be detrimental to Patent Rights covering ARQULE Background Technology (including without limitation the AKIP Platform Technology), ARQULE shall provide written notice to DS and the Patent Coordinators shall, as promptly as possible thereafter, meet to discuss and resolve such matter and, if they are unable to resolve such matter, the Parties shall refer such matter to a mutually agreeable outside patent counsel for resolution.

9.1.5                                 Abandonment.

(a)                                  Patent Rights owned solely by ARQULE or DS.  If a Filing Party decides to abandon or to allow to lapse any of the Patent Rights covering any Program Technology for which it has responsibility, it shall inform the Non-Filing Party of such decision promptly and, in any event, so as to provide the Non-Filing Party a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region.  The Non-Filing Party shall have the right to assume responsibility for continuing the prosecution of such Patent Rights in such country or region and paying any required fees to maintain such Patent Rights in such country or region or defending such Patent Rights, through patent counsel or agents of its choice, which shall be at the Non-Filing Party’s sole expense.  The Non-Filing Party shall not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility.  Upon transfer of such responsibility under this Section 9.1.5(a), the Filing Party shall promptly deliver to the Non-Filing Party copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for the Non-Filing Party to assume such responsibility.

(b)                                 Joint Patent Rights.  If one Party decides to abandon its share of the Joint Patent Rights in any country or region (an “Abandoning Party”), it shall inform the other Party (the “Maintaining Party”) of such decision promptly.  The Maintaining Party shall have the right to assume all responsibility for continuing the prosecution of such Patent Rights in such country or region and paying any required fees to maintain such Patent Rights in such country or region or defending such Patent Rights, through patent counsel of its choice, which shall be at the Maintaining Party’s sole expense.  Upon abandonment of the Abandoning  Party’s share of any Joint Patent Rights under this Section 9.1.5(b), the Abandoning Party shall take all actions and execute all documents reasonably necessary for the Maintaining Party to assume such responsibility.

9.2                                 Legal Actions.

9.2.1                                 Third Party Infringement.

(a)                                  Notice.  In the event either Party becomes aware of (i) any possible infringement of any Licensed Patent Rights, DS Patent Rights or Joint Patent Rights through the Development or Commercialization of a Primary Development Compound, Backup Compound or Licensed Product, or (ii) the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act for a product that includes a Licensed Product or Primary Development Compound or Backup Compound (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).

(b)                                 DS Right to Enforce.

(i)                                     Enforcement of DS Patent Rights.  In the event that any Infringement relates to any DS Patent Rights, then, subject to Section 9.2.1(b)(ii), DS shall have the sole right but not the obligation to enforce such claim.

(ii)                                  Enforcement of Program Patent Rights.  In the event that any Infringement relates to any Third Party product that meets clauses (i) and (ii) of the Minimum Requirements for a DS Target, then, subject to Section 9.2.1(c) and 9.2.1(d), DS shall have the first right (but not the obligation) to enforce such claim, which may include the institution of legal proceedings or other action; provided, that, notwithstanding the foregoing, DS shall not admit the invalidity or unenforceability of any Licensed Patent Rights or Valid Claims therein without ARQULE’s prior written consent.  DS shall keep ARQULE reasonably informed on a quarterly basis, in person or by telephone, prior to and during any such enforcement.

ARQULE shall assist DS, upon request, in taking any action to enforce any such Patent Rights and shall join in any such action if deemed to be a necessary party.  All costs, including without limitation attorneys’ fees, relating to such legal proceedings or other action shall be borne by DS.  If DS does not take commercially reasonable steps to abate the Infringement of such Patent Rights within * (*) days from any Infringement Notice (or * (*) days in the case of an Infringement resulting from the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act), then ARQULE shall have the right and option to do so at its expense.

(c)                                  ARQULE Right to Enforce.

(i)                                     Enforcement of ARQULE Background Patent Rights.  In the event that any Infringement relates to any Patent Rights covering ARQULE Background Technology, ARQULE shall have the sole right but not the obligation to enforce such claim.

(ii)                                  Enforcement of ARQULE Program Patent Rights.  In the event that any Infringement relates to any Patent Rights covering ARQULE Program Technology (“ARQULE Program Patent Right”), then, subject to Section 9.2.1(b)(ii), ARQULE shall have the first right (but not the obligation) to enforce such claim, which may include the institution of legal proceedings or other action.  ARQULE shall keep DS reasonably informed on a quarterly basis, in person or by telephone, prior to and during any such enforcement.  DS shall assist ARQULE, upon request, in taking any action to enforce any such Patent Rights and shall join in any such action if deemed to be a necessary party.  ARQULE shall incur no liability to DS as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any such claim invalid, not infringed or unenforceable.  All costs, including without limitation attorneys’ fees, relating to such legal proceedings or other action shall be borne by ARQULE.  If ARQULE does not take commercially reasonable steps to abate the Infringement of such Patent Rights within * (*) days from any Infringement Notice (or * (*) days in the case of an Infringement resulting from the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act), then DS shall have the right and option to do so at its expense.  For purposes of clarity, notwithstanding anything to the contrary herein, DS shall have no right to enforce any ARQULE Patents Rights covering the AKIP Platform Technology.

(d)                                 Joint Patent Rights.  In the event of an Infringement of a Joint Patent Right, then, subject to Section 9.2.1(b)(ii), the Parties shall enter into good faith discussions as to whether and how to eliminate the Infringement.  Subject to the foregoing, (i) DS shall have the first right and option to eliminate such Infringement in the Field and ARQULE shall have the first right and option to eliminate such Infringement outside the Field, in each case by reasonable steps, which may include the institution of legal proceedings or other action and (ii) all costs, including without limitation attorneys’ fees, relating to such legal proceedings or other action shall be borne by such Party.  Neither DS nor ARQULE shall admit the invalidity or unenforceability of any Joint Patent Rights or Valid Claims therein without the other Party’s prior written consent.  If DS or ARQULE does not take or initiate commercially reasonable steps to eliminate the Infringement within * (*) days from any Infringement Notice (or * (*) days in the case of an Infringement resulting from the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act), then the other Party shall have the right and option to do so at its expense.

(e)                                  Representation of Either Party.  Each Party shall have the right to be represented by counsel that it selects in any legal proceedings or other action instituted under this Section 9.2.1 by the other Party.

(f)                                    Cooperation by the Parties.  In any action, suit or proceeding instituted under this Section 9.2.1, the Parties shall cooperate with and assist each other in all reasonable respects.  Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join such action, suit or proceeding and shall be represented using counsel of its own choice, at the requesting Party’s expense.  If a Party with the right to initiate legal proceedings under this Section 9.2.1 lacks standing to do so and the other Party has standing to initiate such legal proceedings, then the Party with standing shall initiate such legal proceedings at the request and expense of the other Party.

(g)                                 Allocation of Recoveries.  Any amounts recovered by DS pursuant to actions under Sections 9.2.1(b)(ii) or 9.2.1(d), whether by settlement or judgment, shall be allocated in the following order: (i) first, to reimburse DS and ARQULE for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (ii) second (A) with respect to actual damages, to DS and ARQULE in the *, and (B) with respect to punitive, special or consequential damages, * percent (*%) to DS and * percent (*%) to ARQULE.  Any amounts recovered by ARQULE pursuant to actions under Section 9.2.1(c)(ii) or 9.2.1(d) shall be allocated in the following order: (X) first, to reimburse ARQULE and DS for their reasonable out of pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (Y) then, *% to ARQULE.

9.2.2                                 Defense of Claims.

(a)                                  Notice.  In the event that a Third Party alleges that the conduct of the Research Program or the Development or Commercialization of a Primary Development Compound, Backup Compound or Licensed Product infringes the Patent Rights of a Third Party, the Party becoming aware of such allegation shall promptly notify the other Party hereof, in writing, reasonably detailing the claim.

(b)                                 Third Party Suit Relating Primarily to DS Targets or Licensed Products.  In the event that any action, suit or proceeding is brought against either Party or any Affiliate or sublicensee of either Party alleging the infringement of the Patent Rights of a Third Party relating specifically to the DS Targets or Licensed Products by reason of activities conducted pursuant to this Agreement, (i) DS shall have the right and obligation to defend or otherwise resolve such action, suit or proceeding (e.g., by way of entering into a settlement agreement or consent) at its sole expense; (ii) ARQULE or any of its Affiliates or sublicensees shall have the right to separate counsel at its own expense in any such action, suit or proceeding and, if such action, suit or proceeding has been brought against ARQULE or any of its Affiliates or sublicensees, ARQULE may elect to defend itself at its sole expense; and (iii) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding.  Settlement costs, royalties paid in settlement of any such suit, and the payment of any damages to the Third Party shall be borne solely by DS, provided that DS shall be entitled to credit * percent (*%) of such payments against milestone payments or royalty payments to be paid by DS under the License Agreement relating to such Licensed Product.

(c)                                  Third Party Suit Relating Primarily to the use of the AKIP Platform Technology.  In the event that any action, suit or proceeding is brought against either Party or any Affiliate or sublicensee of either Party alleging the infringement of the Patent Rights of a Third Party by reason of the use of the AKIP Platform Technology in the conduct of the Research Program (i) ARQULE shall have the right and obligation to defend or otherwise resolve such action, suit or proceeding (e.g., by way of entering into a settlement agreement or consent) at its sole expense; and (ii) DS or any of its Affiliates or Sublicensees shall have the right to separate counsel at its own expense in any such action, suit or proceeding and, if such action, suit or proceeding has been brought against DS or any of its Affiliates or Sublicensees, DS or its Affiliate or Sublicensee may elect to defend itself at its sole expense.  Settlement costs, royalties paid in settlement of any such suit, and the payment of any damages to the Third Party shall be borne solely by ARQULE.

(d)                                 Cooperation in Defense.  The Parties shall cooperate with each other in all reasonable respects in any action, suit or proceeding under this Section 9.2.2.  Each Party shall provide the other Party with prompt written notice of the commencement of any such suit, action or proceeding, or of any evidence or allegation of infringement of which such Party becomes aware, and shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party.  The Party that is a party to the action, suit or proceeding shall not admit the invalidity of any patent within the Licensed Patent Rights, Joint Patent Rights or DS Patent Rights, nor settle such action, suit or proceeding in a manner that adversely affects the other Party’s rights under this Agreement, without the written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

9.3                                 Trademark and Copyright Prosecution, Defense and Enforcement.  DS shall be responsible for the filing, prosecution, maintenance, defense and enforcement of all Licensed

Product Trademarks and copyrights created during the Research Program, Development and/or Commercialization at DS’s expense.

10.                               TERM AND TERMINATION

10.1                           Term.  The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the later of (i) the end of the Research Collaboration Period, or (ii) the expiration of the last to expire DS Option Period and, if DS is Developing a Licensed Product or Commercializing a Licensed Product (including any Co-Commercialized Licensed Product), thereafter until (a) such time as DS is no longer Developing at least one (1) Licensed Product or (b) if, as of the time DS is no longer Developing at least one (1) Licensed Product, DS is Commercializing a Licensed Product, such time as all Royalty Terms for all Licensed Products have ended, whichever is later, unless earlier terminated in accordance with the provisions of this Article 10.

10.2                           Termination.  This Agreement may be terminated at any time by either Party as follows:

10.2.1                           Unilateral Right to Terminate.  DS may terminate this Agreement, effective upon not less than ninety (90) days written notice to ARQULE, at any time on or after expiration of the Research Collaboration Period.

10.2.2                           Termination for Breach.  Subject to Section 13.1.1(d), either Party may terminate this Agreement, effective immediately upon written notice to the other Party, for a material breach by the other Party of any term of this Agreement that remains uncured for * (*) days * (*) days in the event that the breach is a failure of either Party to make any payment required hereunder) after the non-breaching Party first gives written notice to the other Party of such breach and its intent to terminate this Agreement if such breach is not cured; provided, that, in the event DS is in breach of its diligence obligations with respect to a given DS Target and/or any Licensed Product against such DS Target, ARQULE shall only have the right to terminate the license with respect to such DS Target and/or Licensed Product (but leaving unaffected DS’s rights under this Agreement to any other DS Target and Licensed Product directed against such other DS Target).

10.2.3                           Termination for Insolvency.  In the event that either Party files for protection under bankruptcy laws, makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its business, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed or stayed within * (*) days of the filing thereof, the other Party may terminate this Agreement effective immediately upon written notice to such Party.  In connection therewith, all rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code.

10.2.4                           Termination for Challenge.  Except to the extent the following is unenforceable under the law of a particular jurisdiction where a patent application within the Licensed Patent Rights is pending or a patent within the Licensed Patent Rights issued, in the event DS, its Affiliates and/or Sublicensees initiates a Challenge or assists a Third Party in initiating a Challenge, ARQULE shall have the right to terminate this Agreement, effective immediately upon written notice to DS.

10.3                           Consequences of Termination of Agreement.  In the event of the termination of this Agreement pursuant to Section 10.2, the following provisions shall apply, as applicable to this Agreement and shall be included in any License Agreement executed upon exercise of a DS Option.

10.3.1                           Termination Pursuant to Section 10.2.1.  If this Agreement is terminated by DS pursuant to Section 10.2.1:

(a)                                  All licenses granted to DS under Article 7 to any Licensed Products as of the effective date of termination, if any, shall immediately terminate and all such Licensed Products and the Collaboration Compounds therein shall be deemed to be Terminated Compounds, and ARQULE shall have no further obligations under Section 7.7.1.

(b)                                 Each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

(c)                                  Upon request of ARQULE, DS will transfer to ARQULE all of its right, title and interest in Terminated Compounds to ARQULE.  Without limiting the foregoing, DS shall:

(i)                                     assign , free of charge, to ARQULE the ownership of all Licensed Product Trademarks applicable to the Terminated Compounds; provided that after such assignment, ARQULE shall assume all responsibility for maintaining such Licensed Product Trademarks, and if ARQULE does not request such assignment, DS may terminate or withdraw from registration all such Licensed Product Trademarks;

(ii)                                  assign to ARQULE, free of charge, or at DS’s choice, grant to ARQULE an exclusive, worldwide, royalty-free license, with the unrestricted right to sublicense, under all DS Patent Rights and DS Technology specific to the  Primary Development Compounds and related Backup Compounds and grant to ARQULE a non-exclusive worldwide, royalty-free license, with the unrestricted right to sublicense, under all other DS Patent Rights and DS Technology necessary or useful for ARQULE to Develop and Commercialize the Licensed Products and the Primary Development Compounds and related Backup Compounds;

(iii)                               transfer to ARQULE all of its right, title and interest in all Regulatory Filings, Drug Approval Applications and Regulatory Approvals then in its name applicable to the Terminated Compounds, if any;

(iv)                              notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect such transfer;

(v)                                 provide ARQULE with copies of all correspondence between DS and such Regulatory Authorities relating to such Regulatory Filings, Drug Approval Applications and Regulatory Approvals;

(vi)                              unless expressly prohibited by any Regulatory Authority, transfer control to ARQULE of all clinical trials of the Terminated Compounds being conducted as of the effective date of termination and continue to conduct such trials at its expense for up to four (4) months to enable such transfer to be completed without interruption of any such trial, unless ARQULE demonstrates to DS to DS’s satisfaction that ARQULE shall not be able to assume such clinical trials within four months, in which case DS shall continue to conduct such trials for up to two (2) additional months;

(vii)                           assign (or cause its Affiliates to assign) to ARQULE all agreements with any Third Party with respect to the conduct of clinical trials for the Terminated Compounds including, without limitation, agreements with contract research organizations, clinical sites and investigators, unless expressly prohibited by any such agreement (in which case DS shall cooperate with ARQULE in all reasonable respects to secure the consent of such Third Party to such assignment);

(viii)                        provide ARQULE with all supplies of the Terminated Compounds in the possession of DS or any Affiliate or contractor of DS;

(ix)                                provide ARQULE with copies of all reports and data generated or obtained by DS or its Affiliates pursuant to this Agreement that relate to any Terminated Compounds that have not previously been provided to ARQULE;

(x)                                   reimburse ARQULE for all internal and out-of-pocket costs incurred by ARQULE in continuing the research and Development of all the Terminated Compounds for a period of * (*) days from the date of the termination notice; and

(xi)                                if DS has manufactured, is manufacturing or having manufactured any Terminated Compounds or any intermediate thereof: (i) DS shall, if requested by ARQULE, supply ARQULE with its requirements for all Terminated Compounds and intermediates for up to * (*) months following such termination at a transfer price equal to DS’s fully-burdened manufacturing cost for the supply of such Terminated Compounds or intermediates, plus * percent (*%), (ii) within * (*) days after ARQULE’s request, DS shall provide to ARQULE or its designee all information in its possession with respect to the manufacture of each such Terminated Compound or intermediate.

(d)                                 ARQULE shall reimburse DS for its actual out-of-pocket costs of complying with Section 10.3.1(c)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix), up to a total of * Dollars (US $*).

10.3.2                           Termination by DS Pursuant to Section 10.2.2.  If this Agreement is terminated by DS pursuant to Section 10.2.2, the license granted by ARQULE to DS pursuant to Section 7.2.1 shall survive solely as applied to Collaboration Compounds subject to a DS Option as of the effective date of termination, if any, in each case subject to DS’s continued payment of all milestone, royalty, and other payments under and in accordance with this Agreement and any License Agreement with respect thereto.

10.3.3                           Termination by DS Pursuant to Section 10.2.3.  If this Agreement is terminated by DS pursuant to Section 10.2.3, unless prohibited by Applicable Laws, each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder, or under the United States Bankruptcy Code; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

10.3.4                           Termination by ARQULE Pursuant to Section 10.2.2.

(a)                                  Diligence Obligations.  If DS’s rights to a DS Target and all Licensed Products directed against such DS Target are terminated by ARQULE pursuant to Section 10.2.2 for breach by DS of its diligence obligations under Section 4.7, the provisions of Section 10.3.1 shall apply but only to the DS Target and Collaboration Compounds for which DS’s rights were terminated.

(b)                                 Other Obligations.  If this Agreement is terminated by ARQULE pursuant to Section 10.2.2 for breach by DS of its obligations under this Agreement other than its diligence obligations under Section 4.7:

(i)                                     the provisions of Section 10.3.1 shall apply; and

(ii)                                  if such termination is effective prior to the end of the Research Collaboration Period, (A) DS shall, for a period of * from the effective date of termination, pay ARQULE the FTE Funding Commitment and (B) the Research Program shall terminate without any further obligation of ARQULE.

10.3.5                           Termination by ARQULE Pursuant to Section 10.2.3.  If this Agreement is terminated by ARQULE pursuant to Section 10.2.3, unless prohibited by Applicable Laws, the provisions of Section 10.3.1 shall apply, except that DS shall have no obligation to continue to conduct any clinical trial.

10.3.6                           Termination by ARQULE Pursuant to Section 10.2.4.  If this Agreement is terminated by ARQULE pursuant to Section 10.2.4:

(a)                                  the provisions of Section 10.3.1 shall apply; and

(b)                                 if such termination is effective prior to the end of the Research Collaboration Period, (i) DS shall, for a period of one hundred twenty (120) days from the effective date of termination, pay ARQULE the FTE Funding Commitment and (ii) the Research Program shall terminate without any further obligation of ARQULE.

10.4                           Surviving Provisions.  Termination or expiration of this Agreement for any reason shall be without prejudice to:

(a)                                  the rights and obligations of the Parties provided in Articles 1, 6, 8, 9 (with respect to Joint Patent Rights and DS Patent Rights licensed to ARQULE pursuant to Section 10.3.1(c)(ii)), 11, 12 and 13 (except Section 13.1.2) and Sections 7.6, 10.3 and 10.4.

(b)                                 unless otherwise provided for in this Agreement, ARQULE’s rights to receive royalties and milestone payments for the duration of all applicable Royalty Terms, if any; and

(c)                                  any other rights or remedies provided at law or equity which either Party may otherwise have.

11.                               REPRESENTATIONS AND WARRANTIES

11.1                           Mutual Representations and Warranties.  ARQULE and DS each represents and warrants to the other, as of the Effective Date, as follows:

11.1.1                           Organization.  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

11.1.2                           Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

11.1.3                           Binding Agreement.  This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

11.1.4                           No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

11.2                           ARQULE’s Representations and Warranties.  ARQULE represents and warrants to DS as follows:

11.2.1                           All Licensed Technology existing as of the Effective Date is Controlled by ARQULE.

11.2.2                           To the actual knowledge of the Chief Executive Officer, the President, any Vice President or ARQULE’s internal patent counsel, ARQULE, as of the Effective Date, except as previously disclosed to DS, no Third Party has initiated, or threatened in writing to initiate, any litigation against ARQULE or its Affiliates, including, without limitation, by initiating any declaratory judgment lawsuit, or by sending a cease-and-desist letter, alleging that the Licensed Patent Rights are invalid or unenforceable or that the use of the Licensed Patent Rights or Licensed Technology as contemplated by this Agreement infringes the Patent Rights of such Third Party.

12.                               INDEMNIFICATION

12.1                           Indemnification of DS by ARQULE.  ARQULE shall indemnify, defend and hold harmless DS, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “DS Indemnitees”), against all liabilities, damages, losses and expenses (including, without limitation, reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the DS Indemnitees, or any one of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including without limitation personal injury and product liability claims (collectively, “Claims”), arising out of (a) ARQULE’s research and development activities under this Agreement, (b) the Co-Commercialization of any Co-Commercialized Licensed Product by ARQULE and (c) the development, manufacture, use or sale of any Waived Compound or Terminated Compound by ARQULE or any of its Affiliates, sublicensees, distributors or agents, except with respect to any Claim or Losses that result from a breach of this Agreement by, or the gross negligence or willful misconduct of, DS; provided, that, with respect to any Claim for which ARQULE has an obligation to any DS Indemnitee pursuant to this Section 12.1 and DS has an obligation to any ARQULE Indemnitee pursuant to Section 12.2, each Party shall indemnify each of the other Party’s Indemnitees for its Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the Claim.

12.2                           Indemnification of ARQULE by DS.  DS shall indemnify, defend and hold harmless ARQULE, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “ARQULE Indemnitees”), against any Losses incurred by or imposed upon the ARQULE Indemnitees, or any one of them, as a direct result of Claims arising out of (a) DS’s research activities under this Agreement, (b) the Development of any Licensed Product or the Commercialization (including, without limitation, the production, manufacture, promotion, import, sale or use by any Person) of any Licensed Product by DS or any of its Affiliates, Sublicensees, distributors or agents, and (c) the Co-Commercialization of any Co-Commercialized Licensed Product by DS or any of its Affiliates, Sublicensees, distributors or agents, except with respect to any Claim that results from a breach of this Agreement by, or the gross negligence or willful misconduct of, ARQULE; provided, that, with respect to any Claim for which ARQULE has an obligation to any DS Indemnitee pursuant to Section 12.1 and DS has an obligation to any ARQULE Indemnitee pursuant to this Section 12.2, each Party shall indemnify each of the other Party’s Indemnitees for its Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the Claim.

12.3                           Conditions to Indemnification.  A Person seeking recovery under this Article 12 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from which recovery is sought (the “Indemnifying Party”) and, provided that the Indemnifying Party is not contesting its obligation under this Article 12, shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim; provided, that, the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim.

12.4                           Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND NONINFRINGEMENT.

12.5                           No Warranty of Success.  Nothing contained in this Agreement shall be construed as a warranty on the part of either Party that (a) the Research Program will yield any

Collaboration Compound, Hit, Primary Development Compound, Backup Compound or Licensed Product or otherwise be successful, (b) any Development Program will yield a Licensed Product or otherwise be successful or (c) the outcome of the Research Program or any Development Program will be commercially exploitable in any respect.

12.6                           Limited Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (I) ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR LOST REVENUES, OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

13.                               MISCELLANEOUS

13.1                           Arbitration.

13.1.1                           Full Arbitration.  Any dispute, controversy or claim arising between the Parties with respect to this Agreement, including any dispute, controversy or claim relating to any Unanimous Decision (each, a “Dispute”), shall be resolved by binding arbitration before a panel of three (3) arbitrators in accordance with the rules of the AAA in effect at the time the proceeding is initiated; provided, that, any Dispute as to a Unanimous Decision shall be resolved pursuant to Section 13.1.2.  In any such arbitration, the following procedures shall apply:

(a)                                  The panel will be comprised of one arbitrator chosen by DS, one by ARQULE and the third by the two so chosen.  If either, or both, of DS or ARQULE fails to choose an arbitrator or arbitrators within thirty (30) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the ICC select the remaining number of arbitrators to be selected, which arbitrator(s) shall have the requisite scientific background, experience and expertise.  The place of arbitration shall be Boston, Massachusetts.

(b)                                 Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Dispute is otherwise resolved.  Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Dispute pursuant to this Section 13.1.1.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees in connection with any such arbitration; provided, that, the non-prevailing Party shall pay the costs and expenses incurred by the prevailing Party in connection with any such arbitration, including reasonable attorneys’ fees and costs.  The Parties acknowledge that while Section 13.4 shall apply to any such Dispute, it is the intention of the Parties not to use the discovery rules of the Commonwealth of Massachusetts in connection with any such Dispute.

(c)                                  Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither Party nor any arbitrator may disclose the existence or results of any arbitration without the prior written consent of both Parties.  In no event shall any arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable Massachusetts statute of limitations.

(d)                                 In the event of a Dispute involving the alleged breach of this Agreement (including, without limitation, whether a Party has satisfied its diligence obligations hereunder), (i) neither Party may terminate this Agreement under Section 10.2.2 until resolution of the Dispute pursuant to this Section 13.1.1 and (ii) if the arbitrators render a decision that a breach of this Agreement has occurred, the arbitrators shall have no authority to modify the right of the non-breaching Party to terminate this Agreement in accordance with Section 10.2.2.

(e)                                  Any disputed performance or suspended performance pending the resolution of a Dispute that the arbitrators determine to be required to be performed by a Party shall be completed within a reasonable time period following the final decision of the arbitrators.

(f)                                    The decision of the arbitrators shall be the sole, exclusive and binding remedy between the Parties regarding the determination of all Disputes presented.  Any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction.

13.1.2                           Accelerated Arbitration.  To the extent a Dispute submitted to arbitration by a Party under Section 13.1.1 is claimed, by either Party, to involve a Unanimous Decision, the following procedures shall apply:

(a)                                  The Parties shall mutually select a single independent, conflict-free arbitrator (the “Expert”), who shall have sufficient scientific background and experience to resolve the Dispute.  If the Parties are unable to reach agreement on the selection of an Expert within fifteen (15) business days after submission to arbitration, then either or both Parties shall immediately request that the AAA select an arbitrator with the requisite scientific background, experience and expertise.  The place of arbitration shall be Boston, Massachusetts.

(b)                                 Each Party shall prepare and submit a written summary of such Party’s position and any relevant evidence in support thereof to the Expert within thirty (30) days of the selection of the Expert.  Upon receipt of such summaries from each Party, the Expert shall provide copies of the same to the other Party.  Within thirty (30) days of the delivery of such summaries by the Expert, each Party shall submit a written rebuttal of the other Party’s summary and may also amend and re-submit its original summary.  Oral presentations shall not be permitted unless otherwise requested by the Expert.  The Expert shall make a final decision with respect to the Dispute within thirty (30) days following receipt of the last of such rebuttal statements submitted by the Parties.  Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the Expert’s fees and any administrative fees of arbitration.

13.2                           Notices.  All notices and communications shall be in writing and delivered personally or by courier or mailed via certified mail, return receipt requested, addressed as follows, or to such other address as may be designated from time to time:

If to DS:	If to ARQULE:

Daiichi Sankyo Co., Ltd.	ArQule, Inc.
1-2-58, Hiromachi, Shinagawa -ku	19 Presidential Way
Tokyo 140-8710, Japan	Woburn, MA 01801
Tel: +81-3-3492-3131	Tel: (781) 994-0300
Fax: +81-3-5436-8561	Fax: (781) 376-6019
Attention: Vice President,	Attention: General Counsel
R&D Planning
Attention Vice President,
Business Development

With a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attention: Jeffrey Wiesen, Esq.
Tel: (617) 542-6000
Fax: (617) 542-2241

In addition, all notices to the JEC, JRC, or USCC shall be sent to each Party’s designees at such Party’s address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 13.2.

Except as otherwise expressly provided in this Agreement or mutually agreed in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, (a) three (3) business days after deposit with an internationally-recognized overnight express courier with charges prepaid, or (b) five (5) business days after mailed by certified, registered or regular mail, postage prepaid, in each case addressed to a Parties at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 13.2.

13.3                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the application of principles of conflicts of law.

13.4                           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

13.5                           Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.6                           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement.

13.7                           Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.  The delay or failure of either Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same.  No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

13.8                           No Third Party Beneficiaries.  Except as set forth in Sections 12.1, 12.2 and 12.3, no Third Party (including, without limitation, employees of either Party) shall have or acquire any rights by reason of this Agreement.

13.9                           Purposes and Scope.  The Parties hereto understand and agree that this Collaboration is limited to the activities, rights and obligations as set forth in this Agreement.  Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

13.10                     Assignment and Successors.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

13.11                     Force Majeure.  Neither DS nor ARQULE shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure.  In event of such Force Majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

13.12                     Interpretation.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.

13.13                     Integration; Severability.  This Agreement is the entire agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the Parties with respect to such subject matter.  Notwithstanding the foregoing, this Agreement shall not supersede the Confidentiality Disclosure Agreement dated February 24, 2008 (the “Prior CDA”) between ARQULE and DS, which shall continue to be in full force and effect in accordance with its terms and conditions.  All disclosures and information from ARQULE to DS prior to the Effective Date shall be governed by the prior CDA, and all disclosures and information from ARQULE to DS after the Effective Date shall be governed by this Agreement.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

13.14                     Further Assurances.  Each of ARQULE and DS agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confer unto such other Party its rights and remedies under, this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ARQULE, INC.

By:	/s/ Paolo Pucci

Name: Paolo Pucci

Title: Chief Executive Officer

DAIICHI SANKYO CO., LTD.

By:	/s/ Kazuhiro Hirokawa

Name: Kazuhiro Hirokawa

Title: Executive Officer,
Head of R&D Division

SCHEDULE 1

RESEARCH STAGES/ADVANCEMENT CRITERIA

Research Stage:  *

Activities:

•                  *

•                  *

•                  *

•                  *

Advancement Criteria:

•                  *

Research Stage:  Hit to Lead Activities

Activities:

•                  *

•                  *

•                  *

•                  *

Advancement Criteria:

•                  *

•                  *

•                  *

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Research Stage:  Lead Optimization

Activities:

•                  *

•                  *

•                  *

Advancement Criteria:

•                  *

•                  *

•                  *

•                  *

•                  *

Research Stage:  *

Activities:

•                  *

•                  *

Advancement Criteria:

•                  *

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SCHEDULE 2

DS TARGET LIST

*

*

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SCHEDULE 3

MILESTONE AND ROYALTY PROVISIONS TO BE NEGOTIATED PURSUANT TO SECTION 5.4 AND

INCLUDED IN LICENSE AGREEMENTS

1.                                       Milestones.

(a)                                  Clinical Development & Sales Milestones.  Within * (*) days after the occurrence of the following milestone events, DS shall make non-refundable, non-creditable (except as provided below) milestone payments for events and in amounts to be agreed pursuant to Section 5.4 of the Agreement to ARQULE for each Licensed Product that is Developed and Commercialized under a License Agreement:

Milestone Event	Milestone Payment

*	Number of indications and corresponding payments to be determined

*	Number of indications and corresponding payments to be determined

*	Number of indications and corresponding payments to be determined

*	Tiered sales brackets and corresponding milestone payments to be determined.

2.                                       Determination that Milestone Events have Occurred.  DS shall provide ARQULE with written notice within ten (10) days of each occurrence of a milestone event set forth above.  In the event that, notwithstanding the fact that DS has not given such a notice, ARQULE believes any such milestone event has occurred, it shall so notify DS in writing and shall provide to DS data, documentation or other information that supports its belief.  Any dispute under this

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Section that relates to whether or not a milestone event has occurred shall be referred to the JEC to be resolved in accordance with Section 2.1.5 of the Agreement.

3.                                       Crediting of Milestone Payments for Backup Compounds.  In the event that any milestone payment is made for a Licensed Product, the Development and/or Commercialization of such Licensed Product is subsequently terminated and a Backup Compound with respect to such Licensed Product is Developed and/or Commercialized in lieu of such Licensed Product, then all such previously paid milestone payments paid with respect to such terminated Licensed Product shall be creditable against the same milestone payments due and payable for such Backup Compound.

4.                                       Payment of Royalties.

(a)                                  Royalty Rates.  DS shall pay ARQULE a royalty based on Annual Net Sales of each Licensed Product in each Calendar Year (or partial Calendar Year) commencing with the First Commercial Sale of such Licensed Product in any country in the Territory and ending upon the last day of the last Royalty Term for such Licensed Product at royalty rates and for tiers of Net Sales to be agreed pursuant to Section 5.4 of the Agreement.

(b)                                 Royalty Rate Adjustments.  Notwithstanding anything to the contrary in Section 4(a) of this Schedule 3, if any Licensed Product is sold in a country and is only covered by a Valid Claim that is included in the Joint Patent Rights, then, during the period commencing on the * (*) anniversary of the First Commercial Sale of such Licensed Product in such country and continuing until the last day of the applicable Royalty Term with respect to such Licensed Product in such country, the royalty rates in such country shall be reduced by * percent (*%) of the rates set forth above.  If the royalty rate on a Licensed Product is reduced in a country under this Section 4(b) and is subsequently covered by a Valid Claim under the Licensed Patent Rights in such country, the full royalty rates otherwise applicable shall be reinstated for so long as such Valid Claim covers the Licensed Product during the remainder of the applicable Royalty Term.

(c)                                  Generic Licensed Products.  In the event that one or more Third Parties sell a Generic Licensed Product (as defined below) in any country in which a Licensed Product is then being sold by DS, then, (i) during any Calendar Quarter in which sales of the Generic Licensed Product

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by such Third Parties are equal to or greater than * percent (*%) but less than * percent (*%) of aggregate unit sales of Licensed Products and Generic Licensed Products in such country (as measured by prescriptions or other similar information available from a Third Party Data Provider and applicable to such country) the applicable royalties in effect with respect to such Licensed Product in such country as specified in Section 4(a) of this Schedule 3 shall be reduced by * percent (*%) and (ii) during any Calendar Quarter in which sales of the Generic Licensed Products by such Third Parties are equal to or greater than * percent (*%) of aggregate unit sales of Licensed Products and Generic Licensed Products in such country (as measured by prescriptions or other similar information available from a Third Party Data Provider and applicable to such country) the applicable royalties in effect with respect to such Licensed Product in such country as specified in Section 4(a) of this Schedule 3 shall be reduced by * percent (*%).  Notwithstanding the foregoing, (i) DS’s obligation to pay royalties at * percent (*%) of the applicable royalty rates shall be reinstated on the first day of the Calendar Quarter immediately following the Calendar Quarter in which sales of such Generic Licensed Products account for less than * percent (*%) but more than * percent (*%) of aggregate unit sales of Licensed Products and Generic Licensed Products in such country and (ii) DS’s obligation to pay royalties at the full royalty rates shall be reinstated on the first day of the Calendar Quarter immediately following the Calendar Quarter in which sales of such Generic Licensed Products account for * percent (*%) or less of aggregate unit sales of Licensed Products and Generic Licensed Products in such country.  Notwithstanding the foregoing, the provisions of this Section 4(c) shall not apply for any country in which DS has not filed for patent protection for the applicable Licensed Product or has not otherwise used commercially reasonable efforts to secure patent protection for such Licensed Product.  For purposes of this Section 4(c), a “Generic Licensed Product” means a pharmaceutical product that contains the same active ingredient as a Licensed Product and is bioequivalent to such Licensed Product; provided, that, any product sold by DS or any Affiliate or licensee of DS shall not be a Generic Licensed Product for purposes of this Agreement.

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